UNIT PURCHASE AGREEMENT

BY AND AMONG

SUNOPTA GRAINS AND FOODS INC.,

ORANGE COUNTY CITRUS HOLDINGS GROUP, LLC

AND

ROBERT AICKLEN

FOR THE PURCHASE OF CITRUSOURCE, LLC

Dated March 2, 2015

i

Exhibits

Exhibit 1.3(a)	Pre-Closing Statement
Exhibit 1.3(a)(ii)	Net Working Capital Principles
Exhibit 1.3(k)	Taxation
Exhibit 1.4(a)	EBITDA Calculations
Exhibit 1.4(e)	Operating Plan

Exhibit 2.2(c)	Form of Waiver and Release
Exhibit 2.2(k)	Form of Employment Agreement
Exhibit 7.1(h)	Closing Obligations
Exhibit 8.2(a)(iii)	Indemnification Matters

Schedules
Schedule I	Sellers and Pro Rata Share
Schedule II	Disclosure Schedules

Glossary of Defined Terms

Defined Term	Section

2013 Financial Statements	4.5
2016 Banked EBITDA	1.4(a)(i)
2017 Banked EBITDA	1.4(a)(ii)
Actions	8.2(a)
Adjusted EBITDA	1.4(a)(iii)
Affiliate	10.7(c)
Agreement	Preamble
Ancillary Payment	1.4(a)(iv)
Applicable Law	3.3
Accountant	1.3(c)
Banked EBITDA	1.4(a)(v)
Base Multiple	1.4(a)(vi)
Base Payment	1.4(a)(vii)
Business	Recitals
Business Day	10.7(d)
Business EBITDA	1.4(a)(viii)
Buyer	Preamble
Buyer Indemnified Parties	8.2(a)
Buyer’s Deliveries	2.3
Cap	8.3(b)
Change of Control	1.4(k)
Claim Notice	8.4(a)
Closing	2.1
Closing Date	2.1
Closing Date Financial Statements	1.3(b)
Closing Debt	1.3(b)
Closing Net Working Capital	1.3(b)
Closing Purchase Price	1.2
Code	2.2(g)
Combined Business	1.4(a)(ix)
Combined EBITDA	1.4(a)(x)
Company	Preamble
Company Plans	4.13(b)
Consents, Filings, and Notices	3.3

v

Defined Term	Section

Damages	8.2(a)
Debt	1.4(j)
Disagreement Letter	1.4(d)
Earn-Out Payment	1.4(a)(xi)
Earn-Out Period	1.4(a)(xii)
EBITDA	1.4(a)(xiii)
Effective Time	2.1
Employment Agreements	2.2(k)
Enforcement Exceptions	3.2
Environmental Claim	4.10(a)
Environmental Laws	4.10(a)
Estimated Adjustment Amount	1.3(f)(i)
Estimated Debt	1.3(a)
Estimated Net Working Capital	1.3(a)
FFDCA	4.26(e)
Final Adjustment Amount	1.3(f)(i)
Final Closing Debt	1.3(b)
Final Financial Statements	1.3(b)
Final Net Working Capital	1.3(b)
Final Statement	1.3(b)
Financial Report	1.4(a)(xiv)
Financial Statements	4.5
Former Real Property	4.10(c)
Fraud Claims	8.1(a)
Fundamental Reps	8.1(a)
GAAP	1.3(a)
Governmental Entity	3.3
Hazardous Substances	4.10(c)
Indemnitee	8.4
Indemnitor	8.4
Intellectual Property	4.14(a)
Interim Balance Sheet	4.5
Interim Balance Sheet Date	4.5
Interim Financial Statements	4.5
IRS	2.2(m)
IT Assets	4.14(e)
Knowledge	10.7(e)
Legal Proceeding	4.8
Leased Real Property	4.19(b)
Liabilities	4.20
Liens	3.1
Madera Facility	2.2(a)
Madera Facility Lease	2.2(a)
Make-Whole Payment	1.4(a)(xv)
Malicious Instructions	4.14(f)

Defined Term	Section

Material Adverse Effect	4.9(a)
Material Contracts	4.11(a)
Material Permits	4.7(c)
Materiality Qualifier	7.1(a)
Net Working Capital	1.3(i)
Notice of Disagreement	1.3(c)
Notice Period	8.4(b)
OCCHG	Preamble
Operating Plan	1.4(e)
Orders	3.3
Ordinary Course of Business	10.7(f)
Owing Party	8.7
Parent	Preamble
Parties	Preamble
Party	Preamble
Payoff Letter	2.2(i)
Permitted Liens	4.6(a)
Person	10.7(b)
Post-Closing Adjustment	1.3(f)(i)
Post-Closing Tax Period	6.5(j)
Pre-Closing Statement	1.3(a)
Pre-Closing Tax Period	6.5(a)
Pre-Closing Tax Proceeding	6.5(j)
Pro Rata Share	1.2
Proportionate Base Payment	1.4(a)(xvi)
Proprietary IT Assets	4.14(e)
Purchase Price	1.2
Real Property Leases	4.19(b)
Restricted Period	6.7(a)
Reviewed Financial Statements	4.5
San Bernardino Facility	1.4(xvii)
San Bernardino Facility EBITDA	1.4(xviii)
Schedules	10.12
Seller Debt	1.3(j)
Seller Representative	Preamble
Sellers	Preamble
Sellers’ Deliveries	2.2
Setting Off Party	8.7
Standard Payment	1.4(a)(xix)
Straddle Period	6.5(b)
Target Net Working Capital	1.3(h)
Tax Indemnification	6.5(a)
Tax Returns	4.16(a)
Taxes	4.16(a)
Threshold	8.3(a)

Defined Term	Section

Trade Secrets	6.4
Transaction Expenses	1.3(j)
Transactions	Recitals
Units	Recitals
Unreviewed Financial Statements	4.5

UNIT PURCHASE AGREEMENT

            This Unit Purchase Agreement (this “Agreement”) is dated as of March 2, 2015 by and among (i) SunOpta Grains and Foods Inc., a Minnesota corporation (the “Buyer”), (ii) solely with respect to Section 10.19, SunOpta, Inc., a corporation organized under the laws of Ontario (“Parent”) (iii) Orange County Citrus Holdings Group, LLC, a Delaware limited liability company (“OCCHG”), (iv) Robert Aicklen, a resident of the State of Texas (“Aicklen” and, together with OCCHG, the “Sellers” and each a “Seller”), (v) solely with respect to Sections 1.4, 6.4, 6.7 and 10.18, Bryan Mandel, a resident of the State of Texas (“Mandel” or “Guarantor”), and (vi) Mandel, as the representative of Sellers and the Guarantor (the “Seller Representative”), for the purchase and sale of all of the issued and outstanding units of Citrusource, LLC, a Delaware limited liability company (the “Company”). Buyer, Sellers, Guarantor and the Seller Representative are each sometimes also referred to herein as a “Party” and together as the “Parties.”

Recitals

            A.        The Company is engaged in the business of sourcing and selling citrus juices and producing private label and branded beverages, including not-from-concentrate and from-concentrate juice products sold (i) to the retail market in gallon, carafe and multipack formats and (ii) in wholesale bulk format (the “Business”).

            B.        Sellers are the beneficial and record owners of all of the issued and outstanding Class A Units of the Company (the “Units”). The Units are the only issued and outstanding units or equity interests of the Company.

            C.        Subject to the terms and conditions set forth herein, Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, the Units upon the terms and subject to the conditions set forth in this Agreement and the Exhibits hereto (together with the other transactions contemplated thereby, the “Transactions”).

Agreement

            In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party hereby agrees as follows:

ARTICLE 1
TERMS OF THE TRANSACTION

            1.1        Sale and Purchase of Units. Subject to the terms and conditions of this Agreement, at Closing, Sellers will sell, transfer, and assign to Buyer, and Buyer will purchase from Sellers, all of the Units, free and clear of any Liens and Taxes.

            1.2        Payment of Purchase Price at the Closing. Upon the terms and subject to the conditions contained herein, the purchase price for the Units payable at Closing will be equal to (a) (i) seven multiplied by (ii) 2014 EBITDA (which the Parties agree is equal to $1.9 million), less (b) Estimated Debt, less (c) the amount, if any, by which Target Net Working Capital exceeds Estimated Net Working Capital, plus (d) the amount, if any, by which Estimated Net Working Capital exceeds Target Net Working Capital, (collectively, the “Closing Purchase Price”). In addition to the Closing Purchase Price, the Buyer shall pay the Earn-Out Payments as described in and in accordance with Section 1.4 (together with the Closing Purchase Price, the “Purchase Price”). At the Closing, Buyer shall pay the Closing Purchase Price, as adjusted pursuant to Section 1.3 below, by wire transfer of immediately available funds, to the account(s) designated in writing by Sellers at least two Business Days prior to Closing. Each Seller will receive its portion of the Purchase Price in proportion to such Seller’s ownership of the Units as set forth on Schedule I hereto (the “Pro Rata Share”), which Pro Rata Share is calculated by dividing the number of Units owned by each Seller by the total number of issued and outstanding Units.

            1.3        Net Working Capital and Debt Adjustments.

                          (a)        Pre-Closing Statement. Exhibit 1.3(a) sets forth estimates of (i) Net Working Capital as of the expected Closing Date, the calculation of which excludes Estimated Debt (“Estimated Net Working Capital”) and (ii) Debt as of the expected Closing Date (“Estimated Debt”).

                          (b)        Buyer’s Preparation of the Statement. Within 60 days after the Closing Date, Buyer will prepare and deliver to the Seller Representative a balance sheet and income statement of the Company as of the Closing Date (the “Closing Date Financial Statements”) and a written statement (the “Final Statement”) setting forth, in reasonable detail, Buyer’s determination of (i) Net Working Capital as of the Closing Date, the calculation of which excludes Closing Debt (“Closing Net Working Capital”) and (ii) Debt as of the Closing Date (“Closing Debt”). The Closing Date Financial Statements and the calculation of Closing Net Working Capital and Closing Debt on the Final Statement will be prepared in accordance with GAAP, the definitions in this Agreement, and the accounting principles set forth on Exhibit 1.3(a)(ii) and Exhibit 1.4(a). The Seller Representative and Buyer will cooperate with each other and their respective representatives in good faith and in all reasonable respects as may be requested by the other Party in preparing the Closing Date Financial Statements and Final Statement. The Seller Representative and Buyer will give each other and their representatives reasonable access during normal business hours and on reasonable advance notice to any relevant personnel, properties, and books and records of the Company for purposes of completing the matters contemplated in this Section 1.3. The final determination of Closing Net Working Capital and Closing Debt, and the Closing Date Financial Statements, pursuant to this Section 1.3 is the “Final Net Working Capital,” “Final Closing Debt” and “Final Financial Statements,” respectively.

                          (c)        The Seller Representative’s Response to the Closing Date Financial Statements and Final Statement. The determinations set forth in the Final Statement and the Closing Date Financial Statements will become final and binding upon the Parties (and become Final Net Working Capital, Final Closing Debt and the Final Financial Statements) 30 days after Buyer gives the Final Statement and Closing Date Financial Statements to the Seller Representative, unless the Seller Representative gives written notice, in reasonable detail (including the disputed amounts, proposed correcting adjustments and the reasons for such adjustments), of his disagreement (a “Notice of Disagreement”) to Buyer before the end of such 30-day period. The Seller Representative may give a Notice of Disagreement only if (i) assuming any of the Seller Representative’s assertions therein were sustained, the Closing Purchase Price would be higher than if the Seller Representative had not given such Notice of Disagreement to Buyer and (ii) such Notice of Disagreement states the Seller Representative’s determination of each component of, and the reasons it believes each such assertion as it relates to, the applicable component of the Final Statement and Final Financial Statements. Buyer will give the Seller Representative reasonable access during normal business hours and on reasonable advance notice to the relevant personnel, properties, books and records of the Company and its representatives in connection with the Seller Representative’s review of the Final Statement, Final Financial Statements and the other matters in this Section 1.3. If the Seller Representative gives a valid Notice of Disagreement before the end of such 30-day period stated above, then Final Net Working Capital, Final Closing Debt and the Final Financial Statements (as finally determined in accordance with clause (A) or (B) below) will become final and binding on the Parties upon the earlier of (A) the date the Parties resolve in writing any differences they have with respect to all items specified in such Notice of Disagreement or (B) the date any disputed items are finally resolved in writing by PricewaterhouseCoopers LLP, or such other independent nationally recognized public accounting firm agreed upon by Buyer and the Seller Representative in writing (the “Accountant”). Any item or amount in, or omitted from, the Final Statement or Final Financial Statements that the Seller Representative does not disagree with in the Notice of Disagreement will be final and binding on the Parties in the manner stated in, or omitted from, the Final Statement or Final Financial Statements.

                          (d)        Resolving Matters in Notice of Disagreement. During the 30-day period after a valid Notice of Disagreement is given, the Seller Representative and Buyer will attempt in good faith to resolve in writing any differences that they have regarding any item in such Notice of Disagreement; provided that such negotiations will not be discoverable or communicated to the Accountant. If, at the end of such 30-day period, the Seller Representative and Buyer have not reached agreement on all such items, either the Seller Representative or Buyer may engage and submit the items that remain in dispute to the Accountant for review and resolution as an expert. Buyer and the Seller Representative will jointly engage the Accountant and will enter into an engagement letter with the Accountant promptly after retention, which will include customary indemnification, confidentiality and other provisions proposed by the Accountant. The Seller Representative and Buyer will cooperate with the Accountant in good faith and in all reasonable respects as may be requested by the Accountant, including providing the Accountant reasonable access during normal business hours and on reasonable advance notice to any relevant personnel, properties, and books and records of the Company. The Seller Representative and Buyer will cause the Accountant to limit its review and determination to those items set forth on the Notice of Disagreement that remain in dispute and that relate to accounting matters, and to deliver a written report containing its calculations of each such disputed item. The final determination of the Accountant will be made in strict accordance with the terms of this Agreement. The Accountant will render its written report resolving such items in dispute as soon as possible after completion of written submissions to the Accountant. The Accountant will determine the items in dispute solely based on written submissions made by the Seller Representative and Buyer (and their respective representatives) consistent with the terms hereof (and not by independent review) which submissions, respectively, will be submitted to the Accountant and the other Party within ten days after the Accountant is engaged. None of the Seller Representative, Buyer or their respective representatives will have any ex parte communications or meetings with the Accountant concerning the subject matter hereof without the prior written consent of the other Party. The Accountant will not assign a value to any disputed item that is greater than the greater value for such disputed item claimed by either Party in its written submission or less than the lesser value for such item claimed by either Party in its written submission. All disputed matters resolved pursuant to a final written report of the Accountant will be final, conclusive and binding on the Parties hereto absent manifest error.

                          (e)        Allocation of Fees and Expenses. In the event either Party submits any unresolved disputes to the Accountant for resolution, Buyer, on the one hand, and Sellers, on the other hand, will share responsibility for the fees and expenses based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested, as determined by the Accountant.

                          (f)        Adjustment to Closing Purchase Price and Payments.

                                        (i)        If the sum of (A) Final Net Working Capital, less (B) Final Closing Debt (such sum, the “Final Adjustment Amount”) is greater than the sum of (1) Estimated Net Working Capital, less (2) Estimated Debt (such sum, the “Estimated Adjustment Amount”), then Buyer will pay an amount equal to the excess of the Final Adjustment Amount over the Estimated Adjustment Amount (the “Post-Closing Adjustment”) to Sellers in proportion to each Seller’s Pro Rata Share.

                                        (ii)        If the Estimated Adjustment Amount is greater than the Final Adjustment Amount, then Sellers will pay an amount equal to the excess of the Estimated Adjustment Amount over the Final Adjustment Amount to Buyer.

                          (g)        Reconciliation Payment. Any payments to be made pursuant to Section 1.3(f) will be made by Buyer or Sellers, as applicable, by wire transfer of immediately available funds to an account designated by Buyer or Sellers, as applicable, within five Business Days after Final Net Working Capital, Final Closing Debt and the Final Financial Statements become final and binding on the Parties. Sellers will be jointly and severally liable to Buyer for any payments to be made by them pursuant to Section 1.3(f).

                          (h)        Target Net Working Capital Defined. “Target Net Working Capital” means the amount of $2,000,000.

                          (i)        Net Working Capital Defined. “Net Working Capital” means the aggregate of (A) accounts receivable, plus (B) inventory, minus (C) accrued expenses, minus (D) accounts payable, and (E) other current liabilities determined in accordance with GAAP (specifically excluding any Debt), for the Company as of the Closing, as determined in accordance with this Section 1.3 and Exhibit 1.3(a)(ii).

                          (j)        Debt Defined. “Debt” means the amount of (i) all outstanding indebtedness of or any obligation of the Company (whether as obligor or as guarantor) for borrowed money, whether current, short-term, or long-term, secured or unsecured, including notes payable, overdrafts, bank lines of credit and amounts owed on credit cards; (ii) all deferred consideration for purchases of property which is not evidenced by trade payables, including any capital or finance leases; (iii) all other financings of the Company (whether as obligor or as guarantor), including synthetic leases and project financing; (iv) any payment obligations of the Company (whether as obligor or as guarantor) in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables); (v) any Liability of the Company (whether as obligor or as guarantor) with respect to derivative financial instruments, interest rate swaps, collars, caps and similar hedging obligations; (vi) any bonuses payable in connection with the Transaction; (vii) any accrued pension liabilities or retiree healthcare obligations; (viii) any accrued and unpaid interest or any contractual prepayment premiums, penalties or similar contractual charges resulting from the Transactions or the discharge of such obligations with respect to any of the foregoing; (ix) any Liability of the Company owed to Sellers or to any Affiliate of any Seller or which the Company is obligated to pay on behalf of any such Person (“Seller Debt”); and (x) any unpaid Transaction Expenses to the extent borne by the Company; less (xi) cash and cash equivalents, which shall be credited against the amount of any Debt determined in accordance with clauses (i) through (x), in each case for clauses (i) through (xi) as of Closing, as determined in accordance with this Section 1.4. “Transaction Expenses” means expenses of the Company or Sellers in connection with the Transactions (including attorneys’, bankers’, accountants’ and other professionals’ fees), in each case that are payable by the Company on or after Closing.

                          (k)        Taxation. The Parties will treat any payments made by the Buyer to the Sellers under this Agreement (other than payment under the Employment Agreements), including any Earn-Out Payments, in accordance with the principles set forth on Exhibit 1.3(k).

            1.4        Earn-Out Payments

                          (a)        Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

            (i)        “2016 Banked EBITDA” shall mean, with respect to the 2016 Earn-Out Period, the excess, if any, of: (i) Business EBITDA for the 2016 Earn-Out Period, less (ii) Business EBITDA for the 2015 Earn-Out Period.

            (ii)        “2017 Banked EBITDA” shall mean, with respect to the 2017 Earn-Out Period, (A) the excess, if any, of: (I) Business EBITDA for the 2017 Earn-Out Period, less (II) Business EBITDA for the 2015 Earn-Out Period; plus (B) the amount of 2016 Banked EBITDA not used to adjust Adjusted EBITDA for the 2017 Earn-Out Period, if any.

            (iii)        “Adjusted EBITDA” shall mean, with respect to an Earn-Out Period: (i) if such Earn-Out Period’s Business EBITDA equals or exceeds Business EBITDA for the 2015 Earn-Out Period, such Earn-Out Period’s Business EBITDA; or (ii) if such Earn-Out Period’s Business EBITDA is less than Business EBITDA for the 2015 Earn-Out Period, the sum of (A) such Earn-Out Period’s Business EBITDA; and (B) the amount of Banked EBITDA for the prior Earn-Out Period, to the extent not used to make a Make-Whole Payment (up to 100% of such Banked EBITDA) necessary to cause such Earn-Out Period’s Adjusted Business EBITDA to equal 2015 EBITDA, but only if Business EBITDA for such Earn-Out Period is equal to at least 75% of the Business EBITDA for the 2015 Earn-Out Period; provided, that, for the avoidance of doubt, (1) 2016 Adjusted EBITDA shall equal 2016 Business EBITDA and (2) in no event will there be any adjustment to Business EBITDA for any Earn-Out Period if Business EBITDA for such Earn-Out Period is not equal to at least 75% of Business EBITDA for the 2015 Earn-Out Period.

            (iv)        “Ancillary Payment” shall mean, with respect to an Earn-Out Period, 25% of the excess, if any, of: (i) Combined EBITDA for such Earn-Out Period; less (ii) Combined EBITDA for the 2015 Earn-Out Period, in each case determined in accordance with Exhibit 1.4(a).

            (v)        “Banked EBITDA” means 2016 Banked EBITDA or 2017 Banked EBITDA, as applicable.

            (vi)        “Base Multiple” shall mean (i) the product of seven times (ii) the excess, if any, of (A) Business EBITDA for the 2015 Earn-Out Period, over (B) Final 2014 EBITDA, as determined in accordance with Section 1.3.

            (vii)        “Base Payment” shall mean, with respect to an Earn-Out Period: (i) if Adjusted EBITDA for such Earn-Out Period equals or exceeds 2015 EBITDA, 100% of the Standard Payment; (ii) if such Adjusted EBITDA is less than 2015 EBITDA but greater than 50% of 2015 EBITDA, the Proportionate Base Payment for such calendar year; or (iii) if such Adjusted EBITDA is less than 50% of 2015 EBITDA, $0.00; provided, that the 2015 Base Payment will equal the Standard Payment.

            (viii)        “Business EBITDA” means, with respect to an Earn-Out Period, the EBITDA of the Business.

            (ix)        “Combined Business” means the sum of the Business and the business conducted at the San Bernardino Facility.

            (x)        “Combined EBITDA” means the sum of the Business EBITDA and San Bernardino Facility EBITDA determined in accordance with this Section 1.4 and Exhibit 1.4(a).

            (xi)        “Earn-Out Payment” shall mean, with respect to an Earn-Out Period, the sum of: (i) such Earn-Out Period’s Base Payment; (ii) such Earn-Out Period’s Ancillary Payment; plus (iii) such calendar year’s Make-Whole Payment, if any; provided, that, for the avoidance of doubt, there will be no (x) Ancillary Payment or Make-Whole Payment for the 2015 Earn-Out Period; or (y) Make-Whole Payment for the 2016 Earn-Out Period.

            (xii)        “Earn-Out Period” shall mean the fiscal years of Buyer and its Affiliates ending each of January 2, 2016 (“2015 Earn-Out Period”); December 31, 2016 (“2016 Earn-Out Period”); December 30, 2017 (“2017 Earn-Out Period”); and December 29, 2018 (“2018 Earn-Out Period”).

            (xiii)        “EBITDA” shall mean, with respect to any period, the net income before interest, taxes, depreciation and amortization of the applicable business, facility or company, determined in accordance with GAAP and the principles and methodologies described in Exhibit 1.4(a) attached hereto.

            (xiv)        “Financial Report” shall mean, with respect to each applicable Earn-Out Period, an income statement of the Business and the San Bernardino Facility and the calculation in reasonable detail of (A) Business EBITDA, San Bernardino Facility EBITDA and Combined EBITDA; (B) the Banked EBITDA balance, if any; and (C) the applicable Earn-Out Payment.

            (xv)        “Make-Whole Payment” shall mean, with respect to any Earn-Out Period in which 100% of the Standard Payment has not been paid, the proportionate amount to be paid in a later Earn-Out Period equal to up to (i) the amount obtained by subtracting (A) the Standard Payment, minus (B) the Base Payment for such Earn-Out Period in which less than 100% of the Standard Payment has been paid, but if and only to the extent that Adjusted EBITDA for any later Earn-Out Period is greater than 100% of Adjusted EBITDA for the 2015 Earn-Out Period. For the avoidance of doubt, the amount of any Banked EBITDA used as a component of any such Make-Whole Payment shall be subtracted from Banked EBITDA for the purposes of calculating the Base Payments in any following Earn-Out Period.

            (xvi)        “Proportionate Base Payment” shall mean, with respect to an Earn-Out Period, the product of: (i) the Standard Payment; multiplied by (ii) a fraction, the numerator of which is equal to such Earn-Out Period’s Adjusted EBITDA and the denominator of which is equal to Business EBITDA for the 2015 Earn-Out Period.

            (xvii)        “San Bernardino Facility” shall mean that facility to be operated by SunOpta Global Organic Ingredients Inc., an indirect wholly owned subsidiary of Parent, at 735 E. Baseline, San Bernardino, CA 92410.

            (xviii)        “San Bernardino Facility EBITDA” means the annual positive or negative amount of EBITDA of the operations or business at the San Bernardino Facility, if any, determined in accordance with GAAP and the principles and methodologies described in Exhibit 1.4(a).

            (xix)        “Standard Payment” shall mean the product of: (i) 25% multiplied by (ii) the Base Multiple.

                          (b)        Generally. In addition to the Closing Purchase Price, Buyer shall pay to Sellers an additional amount in a contingent Earn-Out Payment relating to each Earn-Out Period. The Earn-Out Payment shall be calculated and determined in accordance with this Section 1.4, based on the financial performance of the Company or its Business during each respective Earn-Out Period. The Earn-Out Payment for each Earn-Out Period shall be paid by Buyer to Sellers in accordance with Sections 1.4(c) and (d) hereof. For clarity, (i) the Earn-Out Payment for the 2015 Earn-Out Period shall include the Base Payment only; (ii) the Earn-Out Payment for the 2016 Earn-Out Period shall include the Base Payment plus any Ancillary Payment; (iii) the Earn-Out Payment for the 2017 Earn-Out Period shall include the Base Payment plus any Ancillary Payment plus any Make-Whole Payment; and (iv) the Earn-Out Payment for the 2018 Earn-Out Period shall include the Base Payment plus any Ancillary Payment plus any Make-Whole Payment.

                          (c)        Financial Reports. Buyer shall deliver a Financial Report for each Earn-Out Period to the Seller Representative within 30 days after the audited financial statements of Buyer and its Affiliates are completed for such Earn-Out Period.

                          (d)        Objections; Payment. Each Financial Report and the amounts payable pursuant thereto will become final and binding upon the Parties 30 days after Buyer gives each Financial Report to the Seller Representative, unless the Seller Representative gives Buyer a letter (a “Disagreement Letter”) setting forth with specificity those items with which he disagrees and the reasons for each such disagreement during such 30-day period. Buyer will give the Seller Representative reasonable access during normal business hours and on reasonable advance notice to the relevant personnel, properties, books and records of the Business and the San Bernardino Facility, as applicable, in connection with the Seller Representative’s review of each Financial Report. The Parties shall promptly seek to reconcile any such disagreement set forth in the Disagreement Letter; if the Parties fail to reach an agreement within 30 days after receipt by the Buyer of the Disagreement Letter, then such disagreement shall be finally settled in accordance with the procedures described in Sections 1.3(d) through (e). All Earn-Out Payments shall be made by Buyer to Sellers within five Business Days after the Financial Report and the amounts included thereon are final.

                          (e)        Operations of the Business. During the Earn-Out Periods, the Parties acknowledge that Buyer and its Affiliates intend to use commercially reasonable efforts to operate the Business in accordance with the terms of the operating plan described in Exhibit 1.4(e), as such plan may be amended by the mutual agreement of Buyer and Management (the “Operating Plan”). During the Earn-Out Period, management of the Business, which shall be Aicklen and/or Mandel as long as each is employed by Buyer or its Affiliates (together or individually, as the case may be, “Management”), shall be responsible for managing the Business in accordance with the terms and conditions of the Employment Agreements. The Operating Plan sets forth a list of items or actions that, if taken by Buyer or its Affiliates without the consent of Management, will give Management the right to request an adjustment to EBITDA for the Earn-Out Periods adversely impacted by such item pursuant to Section 1.4(f). Subject to the rights of Sellers and Management under this Agreement and Management’s rights under the Employment Agreements, Buyer will have the right to operate the Business in accordance with its own commercially reasonable discretion, and Buyer is not under any obligation to provide any specific level of investment or financial assistance to the Business. Sellers acknowledge that the payment of any Earn-Out Payment is speculative and subject to, among other things, the future performance of the Business and the San Bernardino Facility and general economic conditions, which cannot be predicted with accuracy. Accordingly, Buyer makes no representations, warranties, covenants or guaranties as to future performance or the likelihood of any payments pursuant to this Section 1.4. Buyer shall, at all times during each Earn-Out Period, maintain separate books of account for each of the Business and the San Bernardino Facility for purposes of calculating payments to Seller's hereunder.

                          (f)        Adjustments for Certain Commercial or Operational Decisions. Within 30 days after Management becomes aware that Buyer has taken any action or failed to take action that requires consent of Management pursuant to the Operating Plan, Management may object to such action or failure to act if it prevents the Business from executing on the Operating Plan in a manner that is reasonably likely to materially alter expected EBITDA results. If Management does not object within such 30-day period, the Parties shall be deemed to have agreed to such action or failure to act. If Management does object, Buyer and Management shall mutually agree to adjust the calculations of EBITDA for such action or failure to act. Any disputes relating to such adjustment of the payments described in this Section 1.4 shall be resolved in accordance with Section 10.16 hereof.

                          (g)        Liquidated Damages. If Buyer or its Affiliates terminate the employment of Aicklen and Mandel for any reason other than due to the occurrence of a Cause Event (as defined in the Employment Agreements) at any time after the 2015 Earn-Out Period, Buyer shall immediately pay the balance of the aggregate Base Payment for all Earn-Out Periods ending after the date of such termination as if Adjusted EBITDA for such Earn-Out Periods was equal to the Business EBITDA for the 2015 Earn-Out Period. Buyer acknowledges and agrees that the agreements contained in this Section 1.4(g) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Sellers and Mandel would not enter into this Agreement. Notwithstanding any other provision of this Agreement, the parties agree that the payment of liquidated damages pursuant to this Section 1.4(g) shall be the sole and exclusive remedy available to Sellers, Management or their respective Affiliates with respect to termination of the employment of Management for any reason other than due to the occurrence of a Cause Event (as defined in the Employment Agreements) in the event any such payment becomes due and payable, and, upon payment of such liquidated damages, Buyer and its Affiliates shall have no further liability to Sellers, Management or their respective Affiliates under this Agreement or any other agreement between Buyer and its Affiliates, on the one hand, and Sellers, Management or any of their respective Affiliates, on the other hand. If Buyer becomes obligated to pay, and pays, liquidated damages under this Section 1.4(g) for any Earn-Out Period, Buyer shall have no obligation to pay any other amounts under this Section 1.4 for such Earn-Out Period, nor shall Buyer pay liquidated damages on more than one occasion for any Earn-Out Period.

                          (h)        No Employment Condition. For the avoidance of doubt, payment of the Earn-Out Payments pursuant to this Section 1.4 is not conditioned on the continued employment of Management with the Company, Buyer or any of their Affiliates after Closing.

                          (i)        Force Majeure Events. If the Parties determine that a Force Majeure Event that has a material impact on the Business has occurred during the 2016 Earn-Out Period, the 2017 Earn-Out Period or the 2018 Earn-Out Period, all EBITDA measurements and payment of any amounts under this Section 1.4 will be suspended until the next fiscal year of Buyer and its Affiliates, and the last Earn-Out Period will occur for the fiscal year ended December 28, 2019. In no event will measurement of EBITDA and payment of any amounts under this Section 1.4 be postponed more than once, or for more than one fiscal year. “Force Majeure Event” means any weather conditions, natural disasters or other acts of god that have a material negative impact on the Business, as determined by Buyer and the Seller Representative.

                          (j)        Maximum Earn-Out Payments. For the avoidance of doubt and except as set forth in Section 1.4(i), in no event (i) shall any payments pursuant to this Section 1.4 be made for any period after the 2018 Earn-Out Period and (ii) shall payment of the Base Payments and Make-Whole Payments in the aggregate exceed the Base Multiple.

                          (k)        Change of Control of the Business. Upon any Change of Control, Parent and Buyer shall cause proper provision to be made in the definitive agreement relating to such Change of Control transaction so that the successors and assigns of Parent, Buyer or the Business shall assume in writing the obligations set forth in this Section 1.4. “Change of Control” means Buyer or Parent shall cease to, directly or indirectly, beneficially own and control the Business or all or substantially all of the assets used in connection with the Business.

            1.5        Tax Withholding. Buyer and Sellers acknowledge that no amounts will be deducted or withheld for Tax purposes from the payments of the portion of the Purchase Price to be paid by Buyer to Sellers on the Closing Date. Further, Buyer and Sellers acknowledge their mutual understanding that, based upon Applicable Law and the relevant characteristics of the Sellers, in each case as in effect and known to the parties on the date hereof, no such deduction or withholding is required on subsequent payments of the Purchase Price. However, and notwithstanding anything in this Agreement to the contrary, Buyer will be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to Sellers or any other Person such amounts as are required to be withheld or deducted under the Code or any provision of Applicable Law with respect to the making of any such payment. If Buyer has determined that any amounts are to be withheld pursuant to this Section 1.5, Buyer shall provide advance written notice to Sellers of such withholding and shall cooperate with Sellers to reduce or eliminate such withholding to the maximum extent permitted by Applicable Law. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to Sellers or such other Person in respect of which such deduction and withholding were made.

            1.6        Seller Representative.

                          (a)        Each Seller and Guarantor hereby irrevocably appoints the Seller Representative as such Seller’s and Guarantor’s representative, attorney-in-fact and agent, with full power of substitution (and such appointment is coupled with an interest and is irrevocable) to act in the name, place and stead of such Seller and Guarantor, to act on behalf of such Seller and Guarantor in any amendment of or litigation or arbitration involving this Agreement, including defending, negotiating, settling or otherwise dealing with claims under Articles 1 or 8, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Seller Representative deems necessary or appropriate in conjunction with any of the Transactions, including the power:

                                        (i)          to take all action necessary or desirable in connection with the waiver of any condition to the obligations of Sellers to consummate the Transactions;

                                        (ii)          to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transactions (it being understood that each Seller and Guarantor will be deemed to have executed and delivered any such documents which the Seller Representative agrees to execute);

                                        (iii)         to terminate this Agreement if Sellers are entitled to do so;

                                        (iv)         to give and receive all notices and communications to be given or received under this Agreement and the Transactions and to receive service of process in connection with any Claim Notice and the Transactions, including service of process; and

                                        (v)          to take all actions that under this Agreement and the Transactions may be taken by Sellers or Guarantor and to do or refrain from doing any further act or deed on behalf of Sellers and Guarantor that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Transactions as fully and completely as such Seller or Guarantor could do if personally present or represented.

                          (b)        The Seller Representative will not be liable to any Seller or Guarantor for any act taken or omitted by it as permitted under this Agreement and the Transactions, except if such act is taken or omitted in bad faith or by willful misconduct. The Seller Representative will also be fully protected against Sellers and Guarantor, and will not be liable in any way, in relying upon any written notice, demand, certificate or document that he in good faith believes to be genuine (including facsimiles thereof). As to any matters not expressly provided for in this Agreement, the Seller Representative will not be required to exercise any discretion or take any action on behalf of Sellers or Guarantor.

                          (c)        Sellers agree, severally according to their Pro Rata Share, but not jointly, to indemnify the Seller Representative for, and to hold the Seller Representative harmless against, any loss, liability or expense arising out of, relating to or resulting from any action taken or omitted to be taken without gross negligence, willful misconduct or bad faith on the part of the Seller Representative, in connection with the Seller Representative’s carrying out his duties under this Agreement and the Transactions, including costs and expenses of successfully defending the Seller Representative against any claim of liability with respect thereto. The Seller Representative may consult with counsel, accountants or experts of his own choice and will have full and complete authorization and will not be liable for any action taken or omitted to be taken in good faith in accordance with the opinion of such counsel, accountants or experts.

                          (d)        If Mandel (or any of his successors) becomes unable to serve as the Seller Representative, such other Person as may be designated by the Sellers for Mandel (or his successor) will succeed as the Seller Representative.

                          (e)        The Seller Representative’s reasonable out-of-pocket expenses will be paid by Sellers as mutually agreed by Sellers.

                          (f)        As a term of this Agreement, each Seller and Guarantor agrees, in addition to the foregoing, that Buyer and any of its Affiliates shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to any matter in which the Seller Representative is authorized to take action under this Agreement, and no party hereunder shall have any cause of action against Buyer or its Affiliates for any action taken by Buyer or its Affiliates in reliance upon the instructions or decisions of the Seller Representative.

ARTICLE 2
CLOSING

            2.1        Closing; Closing Date. The closing of the Transactions (the “Closing”) will take place at the offices of Buyer in Edina, Minnesota, beginning at 9:00 a.m. local time on the date that is two Business Days after satisfaction or waiver of the conditions to Closing set forth in Article 7 (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or on such other date as may be determined by Buyer and Sellers (the actual date Closing occurs being the “Closing Date”). Closing will be deemed to be effective as of 12:01 a.m. local time on the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. Documents may be delivered at Closing by facsimile or other electronic means, and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

            2.2        Closing Deliveries of Sellers. At Closing, the Seller Representative will deliver, or cause to be delivered (either on Sellers’ behalf or the Company’s behalf), to Buyer, the following (together the “Sellers’ Deliveries”):

                          (a)        a duly executed termination of lease agreement, in form and substance acceptable to Buyer, between the Company and the applicable landlord terminating the Commercial Lease dated as of December 3, 2012 (the “Madera Facility Lease”), relating to certain premises located at 9537 Road 29 ½, Madera, California (the “Madera Facility”).

                          (b)        the written resignation in a form approved in advance by Buyer (such approval not to be unreasonably withheld) or evidence reasonably satisfactory to Buyer of the removal of each manager of the Company, with each such resignation effective no later than immediately prior to the Effective Time;

                          (c)        an executed waiver and release from each Seller in the form of Exhibit 2.2(c);

                          (d)        the true, correct and complete books, records and minute books of the Company, including any membership interest or unit ledgers and membership interest or unit records of the Company;

                          (e)        a certificate of a duly authorized officer of the Company in a form approved in advance by Buyer, dated the Closing Date, certifying that attached thereto are (i) true, correct and complete copies of the Company’s operating agreement as then in full force and effect; (ii) true, correct and complete copies of the certificate of formation or organization of the Company; and (iii) a true, correct and complete copy of the resolutions of the members and board of managers of the Company, authorizing the execution, delivery and performance of this Agreement and the Transactions, as are then in full force and effect;

                          (f)        [Reserved];

                          (g)        a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), stating that each Seller is not a “Foreign Person” as defined in Code Section 1445;

                          (h)        an authorization from the Company’s bank adding representatives of Buyer as signatories to the Company’s bank accounts and removing Aicklen and Mandel as authorized signatories with respect to such accounts;

                          (i)        evidence satisfactory to Buyer of the absolute and unconditional satisfaction at or prior to closing of any claim against the Company or Sellers for any amounts owed to former holders of Units in connection with the sale of their Units;

                          (j)        a payoff letter and release from Wells Fargo Bank, National Association, that states the amount of such Debt attributable to it and the process for paying off such Debt at or before Closing, and provides for the unconditional release of any claim or Lien or other security interest over the assets of the Company upon receipt of the amounts outstanding thereunder (each a “Payoff Letter”) and, if applicable, the related UCC-3 termination statements with respect to financing statements filed against the Company or any of its assets;

                          (k)        Employment Agreements, in the form attached hereto as Exhibit 2.2(k), executed by Aiklen and Mandel (the “Employment Agreements”);

                          (l)        a waiver of the right of first refusal and all transfer restrictions set forth in the Company’s Operating Agreement, duly executed by each Seller;

                          (m)        an Internal Revenue Service (“IRS”) Form W-9 (or such successor form) from each Seller claiming that each Seller is exempt from back-up withholding tax; and

                          (n)        all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by any Seller at Closing, or reasonably requested by Buyer to facilitate the consummation of the Transactions.

            2.3        Closing Deliveries of Buyer. At Closing, Buyer will deliver, or cause to be delivered, to Sellers or the Seller Representative, as applicable, the following (together the “Buyer’s Deliveries”):

                          (a)        payment of the Closing Purchase Price pursuant to Section 1.2;

                          (b)        the Employment Agreements, executed by an authorized representative of Buyer;

                          (c)        an officer’s certificate of a duly authorized officer of Buyer in a form approved in advance by the Seller Representative, certifying that attached thereto is a true and correct copy of the resolutions of the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement and the Transactions, as are then in full force and effect; and

                          (d)        all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Buyer at Closing, or reasonably requested by the Seller Representative to facilitate the consummation of the Transactions.

ARTICLE 3
INDIVIDUAL REPRESENTATIONS AND WARRANTIES
OF EACH SELLER

            Each of the Sellers individually represents and warrants to Buyer as follows with respect to such Seller and its Units:

            3.1        The Units. The Units set forth opposite each Seller’s name on Schedule I are owned by and registered in the name of such Seller. All such Units are free and clear of any mortgages, options, liens, claims, debts, charges, restrictions, encumbrances, security interests, or other rights of third parties (collectively, “Liens”), and each Seller has good and valid title to such Units. As of the Closing Date (as a result of the sale and transfer of those Units by such Seller to Buyer under this Agreement), Buyer will receive title to those Units free and clear of any Liens and Taxes. Except for this Agreement or as set forth on Schedule 3.1, there are no outstanding contracts between such Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Units being transferred to Buyer by such Seller pursuant to the terms of this Agreement, and such Seller has no right to receive or acquire any Units in the Company.

            3.2        Authorization; Execution and Delivery; Organization. Each Seller has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a legal, valid, and binding agreement on such Seller’s part, enforceable against such Seller in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (the “Enforcement Exceptions”). OCCHG is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. OCCHG is duly qualified or licensed to do business and in good standing in each jurisdiction in which it owns, leases or operates property or the nature of its business makes such qualification or licensing necessary.

            3.3        Notices, Consents and Approvals. Neither the execution or delivery by such Seller of this Agreement nor the consummation of the Transactions will: (i) require such Seller to obtain any consent, approval, authorization, accreditation or action of, or make any filing with or give any notice to (collectively, “Consents, Filings, and Notices”), any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory, administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, and any arbitrator, self-regulatory authority, trade association or accreditation body (each, a “Governmental Entity”) or any other Person; (ii) violate, conflict with, or result in the breach of any of the terms of, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the provisions of any note, license, agreement, or other instrument or obligation to which such Seller’s Units may be subject; (iii) violate any law, statute, regulation, ordinance, rule, code, Order, governmental requirement, requirement or rule of law (including common law) enacted, promulgated or imposed by any Governmental Entity (“Applicable Law”) or order, judgment, injunction, determination, award, or decree addressed to or naming Sellers (collectively, “Orders”) of any Governmental Entity applicable to such Seller or to such Seller’s Units; or (iv) result in the creation of any Lien on such Seller’s Units.

            3.4        Claims and Proceedings. There is no pending or, to the Knowledge of such Seller, threatened Legal Proceeding by or before any Governmental Entity against or relating to such Seller to restrain or prevent the Transactions or that would be reasonably likely to adversely affect or prevent the purchase and sale of such Seller’s Units or otherwise have a material adverse effect on the ability of Sellers to perform this Agreement.

            3.5        Finders or Investment Bankers. Such Seller and its members, managers, directors and officers has not retained or engaged any investment banker, business consultant, financial advisor, broker, finder or other financial intermediary in connection with the Transactions that will require the payment of a fee by Buyer or the Company.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS
AS TO THE COMPANY

            Except for the exceptions noted in the Schedules to this Agreement, Sellers, jointly and severally, each represent and warrant to Buyer as follows:

            4.1        Organization.

                          (a)        The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                          (b)        The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which it owns, leases or operates property or the nature of its business makes such qualification or licensing necessary, except where such failures to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                          (c)        Sellers have delivered to Buyer correct and complete copies of the Company’s operating agreements and other organizational documents, as currently in effect and any and all minute books containing all minutes and actions (including written actions) of the members and management board of the Company since January 1, 2012. The Company is not in violation of the provisions of any such organizational documents.

            4.2        Capitalization. The Units listed on Schedule I are the only issued and outstanding ownership, equity, capital and membership interests or units in the Company. The Company has not issued any Class B or Class C Units (as such terms are defined in its operating agreement). The Units have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of any Person’s rights. No equity interest of the Company was issued in violation of any organizational document of the Company, any Applicable Law or any pre-emptive right (or other similar right) of any Person. Except as set forth on Schedule 4.2, and other than rights of Buyer created hereunder, there is no: (a) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, the Company; (b) equity appreciation, phantom stock, profit participation or similar right with respect to the Company or any equity interest in the Company; or (c) voting trust, proxy or other contract with respect to any equity interest of the Company.

            4.3        Subsidiaries. The Company does not own any stock or any other equity interests in or have any agreement or arrangement to purchase any capital stock or other equity interests in, or control, directly or indirectly, any other Person.

            4.4        Non-Contravention. Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (a) conflict with or result in any breach of any provision of the operating agreements or other organizational documents of the Company or any resolutions adopted by the members or management board of the Company; (b) require the Company to obtain or make any Consents, Filings, or Notices of or with any Governmental Entity or any other Person; (c) violate, conflict with, or result in the breach of any of the terms of, accelerate, result in a modification of, or cause the termination of or give any other contracting party the right to terminate, or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under, or create a penalty under, any provision of any Material Contract, insurance policy, Real Property Lease, or license or agreement for or related to material Intellectual Property; (d) violate any Applicable Law or Orders applicable to the Company; or (e) result in the creation of any Lien on any assets of the Company.

            4.5        Financial Statements. Sellers have furnished Buyer with a copy of the balance sheet of the Company as of December 31, 2012 and 2013 and the related reviewed consolidated statements of income, cash flows and member equity (the balance sheet and statements of income, cash flows and member equity as of and for the fiscal year ended December 31, 2013, the “2013 Financial Statements” and, together with the similar financial statements prepared as of and for the fiscal year ended December 31, 2012, the “Reviewed Financial Statements”) and the unaudited and unreviewed balance sheet of the Company as of December 31, 2014 and the related unaudited and unreviewed statements of income, cash flows and member equity (collectively, the “Unreviewed Financial Statements”). Copies of the Reviewed Financial Statements and the Unreviewed Financial Statements are attached hereto as Schedule 4.5(i). The Reviewed Financial Statements and the Unreviewed Financial Statements were prepared in accordance with GAAP applied on a consistent basis through the periods involved and present fairly in all material respects the financial position of the Company as of and for the period ended December 31, 2012, 2013 and 2014 and the results of operations for the fiscal years then ended. Sellers have also furnished to Buyer the unaudited and unreviewed balance sheet of the Company (the “Interim Balance Sheet”) as of January 31, 2015 (the “Interim Balance Sheet Date”) and the related unaudited statements of income, cash flows and member equity for the one-month period then ended, copies of which are attached hereto as Schedule 4.5(ii) (collectively, the “Interim Financial Statements” and, together with the Reviewed Financial Statements and the Unreviewed Financial Statements, the “Financial Statements”). Such Interim Financial Statements present fairly in all material respects the financial position of the Company as of the Interim Balance Sheet Date and the results of operations of the Company for the one-month period then ended, and in each case have been prepared on a consistent basis with the Reviewed Financial Statements, except that the Interim Financial Statements are subject to normal year-end adjustments.

            4.6        Certain Assets.

                          (a)        The Company has good and marketable title to, or a valid and binding leasehold interest in or a valid license for, all personal property and assets used by the Company, located at any of the Leased Real Property, reflected on the Interim Balance Sheet (other than any asset disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date) or acquired by the Company after the Interim Balance Sheet Date or as is otherwise necessary for the conduct of its business as conducted, free and clear of all Liens except (i) Liens for Taxes, assessments, and other governmental charges not yet due and payable; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’, or other similar Liens incurred in the Ordinary Course of Business, consistent with past practice; and (iii) with respect to equipment shown on the Interim Balance Sheet to be leased, equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice (all items included in clauses (i) through (iii) are referred to collectively as “Permitted Liens”).

                          (b)        Each asset of the Company described in Section 4.6(a) is free from defects (patent and latent), is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is used and presently is proposed to be used. The Company has exclusive possession and control of each such asset at the Leased Real Property. The equipment is in merchantable condition and has been maintained as reasonably determined to be proper by the Company, and in accordance with normal applicable industry practice. All equipment necessary for the performance of the Company’s current business is calibrated as required for such business.

                          (c)        This Section 4.6 does not apply to (i) Intellectual Property (as Section 4.14 applies thereto and (ii) Real Estate (as Section 4.18 applies thereto).

            4.7        Compliance with Laws; Licenses and Permits.

                          (a)        The Company is, and at all times since January 1, 2012 has been, in material compliance with all Applicable Laws or Orders of any court or other Governmental Entity applicable to its business.

                          (b)        No notice has been received by Sellers or the Company from or, to the Knowledge of Sellers, is threatened by, any Governmental Entity alleging any material violation of or liability under any Applicable Law or Order.

                          (c)        The Company has all licenses, permits, waivers, authorizations, accreditations, or approvals of, and has made all required registrations and applications with, any Governmental Entity that are material to the conduct of its business and the occupancy of its buildings (collectively, “Material Permits”). All Material Permits are in full force and effect, and no proceeding is pending or, to the Knowledge of Sellers, threatened to terminate, revoke, suspend, limit or modify any Material Permit or alleging that the Company is not in material compliance with any Material Permit. The Company is in material compliance with its Material Permits. To the Knowledge of Sellers, the purchase of the Units by Buyer will not result in the termination, revocation, suspension, or modification of any Material Permits. Schedule 4.7(c) identifies all Material Permits.

                          (d)        To the Knowledge of Sellers, there are no facts or circumstances that may prevent, or materially increase the Company’s cost of, compliance with any Applicable Laws, Orders or Material Permits.

                          (e)        This Section 4.7 does not apply to (i) environmental matters (as Section 4.10 applies thereto) (ii) employment matters (as Section 4.13 applies thereto), and (iii) tax matters (as Section 4.13 and Section 4.16 applies thereto).

            4.8        Litigation. There are no (and, during the three years preceding the date hereof, there have not been any) claims, actions, litigation, governmental investigations, administrative proceedings, arbitration, or other proceedings (each a “Legal Proceeding”) by or before any Governmental Entity or other Person against the Company or its assets, properties or businesses, and no Legal Proceeding is pending or, to the Knowledge of Sellers, threatened against the Company or its assets, properties, or businesses.

            4.9        Absence of Certain Changes or Events.

                          (a)        Since December 31, 2014, (1) the Company has conducted its business only in the ordinary course consistent with past practice, and (2) there has not been any condition, circumstance, event, or occurrence that since then, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the Company or its assets, Liabilities, business, financial condition, operations, or results of operation, taken as a whole (other than (i) changes in economic conditions generally in the United States, (ii) conditions generally affecting the industries in which the Company participates, (iii) any such change or condition arising in connection with changes in national or international political or social conditions, acts of war, terrorist or military actions, acts of nature, or any material worsening of the foregoing, and (iv) changes in GAAP or Applicable Law; except to the extent that with respect to clauses (i)-(iv), the changes or conditions do not have a materially disproportionate effect on the Company (relative to other industry participants)) (a “Material Adverse Effect”).

                          (b)        Without limiting the generality of Section 4.9(a), except as set forth on Schedule 4.9(b) since December 31, 2014, the Company has not:

                                         (i)          (A) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest, unit or other security of the Company or right (including any option, warrant, put or call) to any such equity interest, unit or other security; (B) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests, units or other securities; (C) split, combined or reclassified any of its equity interests or units or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests, units or other securities or made any other change to its capital structure; or (D) purchased, redeemed or otherwise acquired any equity interest, unit or any other security of the Company.

                                        (ii)         created, incurred, assumed, or guaranteed any indebtedness or become subject to any Liabilities, except Liabilities incurred in the Ordinary Course of Business consistent with past practice;

                                        (iii)        made any capital expenditure or purchased or otherwise acquired any asset (other than purchases of inventory or raw materials in its Ordinary Course of Business and capital expenditures that do not exceed $25,000 (individually));

                                        (iv)         subjected any of its material assets to any Lien;

                                        (v)          sold, assigned, leased, licensed or transferred any material asset to any other Person, except inventory sold in the Ordinary Course of Business;

                                        (vi)          suffered any extraordinary losses, whether or not covered by insurance, forgiven or canceled any material claims, or waived any right of material value;

                                        (vii)         failed to preserve and maintain all of its assets in substantially the same condition as existed on December 31, 2014, ordinary wear and tear excepted;

                                        (viii)        increased or decreased in any material respects its total number of employees or the compensation, bonuses, or benefits payable or to become payable to any members, managers, officers, employees, distributors, agents, or representatives, except for increases to its employees in the Ordinary Course of Business consistent with past practice or as required under any existing employment agreement;

                                        (ix)          adopted or changed any of its accounting principles or the methods of applying such principles, except as required under GAAP or Applicable Law, or changed any annual accounting period;

                                        (x)           entered into or amended any agreement or other arrangement with any of Sellers or their Affiliates;

                                        (xi)          made or permitted to have occurred any material change in the manner and timing of payment of trade and other payables;

                                        (xii)          made or permitted to have occurred any material change in practices with respect to the collection of accounts receivable;

                                        (xiii)        disclosed any confidential, proprietary or non-public information, except as is and was reasonably protected under a customary non-disclosure agreement;

                                        (xiv)        (A) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, change of control, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Company Plan for the benefit or welfare of any individual; (B) entered into or amended any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at-will employment; (C) increased any compensation or fringe benefit of any member, manager, officer or management-level employee or paid any benefit to any member, manager, officer or management-level employee, other than pursuant to a then-existing Company Plan and in amounts consistent with past practice; (D) granted any award to any member, manager, officer or management-level employee under any bonus, incentive, performance or other compensation Company Plan (including the removal of any existing restriction in any Company Plan or award made thereunder); (E) entered into or amended any collective bargaining agreement; or (F) except as required by Applicable Law that existed during such period, took any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

                                        (xv)        allowed levels of raw materials, supplies, work in progress, and other materials included in inventory to vary outside the Ordinary Course of Business in any material respect from the levels customarily maintained by it or made any material changes in its selling, pricing or advertising practices inconsistent with prior practice;

                                        (xvi)         except in the Ordinary Course of Business or as reflected in the Financial Statements, (A) paid, discharged, settled or satisfied any claim, obligation or other liability or (B) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value;

                                        (xvii)        merged or consolidated with any Person, entered into any partnership, joint venture, association, or other business organization, or otherwise adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

                                        (xviii)      (A) failed to prepare and timely file all material Tax Returns required to be filed before Closing or timely withhold and remit any employment Taxes or (B) made or changed any election with respect to Taxes;

                                        (xix)        made any charitable or political contributions or pledges; or

                                        (xx)        other than this Agreement, entered into any agreement or commitment, whether orally or in writing, to do any of the foregoing.

            4.10        Environmental Matters.

                          (a)        (i) The Company is, and at all times since January 1, 2012 has been, in compliance with all applicable federal, state, local, and other Applicable Laws, contracts or leases relating in any way to Hazardous Substances, pollution, compensation for damage or injury caused by pollution, or protection of the environment, human health, or natural resources (collectively, “Environmental Laws”) and all permits issued pursuant to any Environmental Law; (ii) there is no Action pending or, to the Knowledge of Sellers, threatened against the Company, or Environmental Claim pending or, to the Knowledge of Sellers, threatened against the Company (as used herein “Environmental Claim” shall mean any claim, letter, demand, or other notice by any Governmental Entity or any other Person alleging potential liability of the Company or a liability that any of them may have retained or assumed either contractually, by lease or by operation of law arising out of, based on, or resulting from either (A) the presence, release or threatened release into the environment of any Hazardous Substance, other material or form of energy at any location, or (B) circumstances forming the basis of any violation or alleged violation of, or liability or alleged liability under, any Environmental Law); and (iii) the Company has no liability arising under or related to any Environmental Laws, contracts, or leases. To the Knowledge of Sellers, there are no past or present actions, activities, omissions, circumstances, conditions, events, or incidents that could form the basis of any Environmental Claim against the Company or against any Person whose liability for such Environmental Claim the Company has retained or assumed either contractually, by lease or by operation of law. To the Knowledge of Sellers, there are no facts or circumstances that may prevent or materially increase the cost of compliance with any Environmental Law or Material Permit in the future.

                          (b)        Without limiting the generality of Section 4.10(a), (i) all on-site and off-site locations where the Company has stored, disposed, or arranged for the disposal of Hazardous Substances (as hereinafter defined) are identified on Schedule 4.10(b); (ii) all underground storage tanks, and the capacity and contents of such tanks, currently located on any Leased Real Property are identified on Schedule 4.10(b); (iii) all wells or other borings located on any Leased Real Property are identified on Schedule 4.10(b); (iv) there is no asbestos contained in or forming part of any building, building component, structure, or office space on any Leased Real Property; and (v) no polychlorinated biphenyls (PCBs) are present, used or stored at any Leased Real Property.

                          (c)        To the Knowledge of Sellers, there are not present in, on or under the Leased Real Property or in, on or under real property formerly owned, leased, or operated by the Company or its predecessors in interest (“Former Real Property”) any Hazardous Substances in such form or quantities as to create any liability or obligation under any Environmental Law, contract or lease, or any other liability for the Company or Buyer. As used in this Agreement, “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous or solid wastes, petroleum and fractions thereof, asbestos, PCBs, and all other chemicals, wastes, substances, and materials listed in, regulated by, or identified in any Applicable Law. To the Knowledge of Sellers, none of the Leased Real Property or Former Real Property is being used, or has ever been used, in connection with the business of manufacturing, disposing, or treating Hazardous Substances, and the Company has not stored, transported or handled Hazardous Substances except in compliance with all Applicable Law and obligations arising under contract or lease. The Company has not installed, used, generated, treated, disposed of, or arranged for the disposal of any Hazardous Substances in any manner so as to create any liability or obligation under any Environmental Law.

                          (d)        Sellers have delivered to Buyer all material reports, authorizations, disclosures, and other documents of which they are aware, and all Material Permits, relating in any way to the status of the Leased Real Property or otherwise relating to the business of the Company with respect to any Environmental Law.

            4.11        Material Contracts.

                          (a)        Schedule 4.11 sets forth a list, as of the date hereof, of all of the following contracts and agreements to which the Company is a party, or by which any of its properties or assets are subject, whether written or unwritten (collectively, the “Material Contracts”):

                                        (i)          any purchase order, agreement, or commitment involving more than $25,000 entered into by the Company to sell any products or services under which the Company has unfulfilled obligations;

                                        (ii)         any purchase order, agreement, or commitment involving more than $25,000 entered into by the Company to purchase any products or services that calls for performance over a period of more than one year (other than those that are or on the Closing Date will be terminable at will or upon not more than 90 days’ notice by the Company without any liability to the Company, except liability with respect to any supply or product purchased before the termination thereof);

                                        (iii)        any loan agreement, promissory note, indenture, letter of credit, security agreement, capital lease, sale-leaseback arrangement or other agreement or instrument evidencing or providing for the borrowing of money or pertaining to any real property or equipment, any contract or agreement for the deferred purchase price of property (excluding normal trade payables), or any agreement or instrument guaranteeing any indebtedness, letters of credit or obligations to pay the deferred purchase price of property (other than normal trade payables) or to reimburse the maker of any letter of credit or banker’s acceptance or any endorsement of any promissory note, bill of exchange or other negotiable instrument (other than endorsements of negotiable instruments for collection in the Ordinary Course of Business);

                                        (iv)         any agreement guaranteeing any obligations of any Person;

                                        (v)          any agreement that provides for the indemnification of any Person (other than pursuant to the Company’s operating agreement or other organizational documents, or any agreement with a customer or supplier entered into in the Ordinary Course of Business), or for the assumption of any Tax, environmental or other liability;

                                        (vi)          any joint venture, partnership, business affiliation or other arrangement involving a sharing of profits;

                                        (vii)       any material sales agency, advertising, promotional, brokerage or distribution agreement;

                                        (viii)       any material agreement that includes provisions regarding minimum requirements or volume discounts;

                                        (ix)          any agreement under which a discount, bonus, commission or other payment with respect to the services provided by the Company will be payable or required after the Closing;

                                        (x)           any employment, consulting, severance, deferred compensation or change of control agreement or arrangement;

                                        (xi)          any non-competition, non-solicitation or similar limitation that restricts or purports to restrict the Company or its Affiliates from competing in any line of business or with any Person or in any geographic area or during any period of time;

                                        (xii)          any agreement with any Seller or its Affiliates;

                                        (xiii)         any agreement for the sale or lease of any material assets, other than for the sale of obsolete equipment in the Ordinary Course of Business;

                                        (xiv)         any mortgage, deed of trust, security agreement or other agreement creating a Lien on any assets, including any capital lease;

                                        (xv)          any lease (either as lessor or lessee) of personal property;

                                         (xvi)        any agreement to license (either as licensor or licensee) any intellectual property rights (other than customary non-negotiated licenses of off-the-shelf computer software with annual fees of less than $25,000);

                                        (xvii)        any agreement under which the Company acquired or disposed of any business;

                                        (xviii)       any agreement for capital expenditures in excess of $25,000;

                                        (xix)         any agreement which requires the referral by the Company of any business or requires the Company to make available to any Person investment or other business opportunities or products or services on a “most favored nation” or exclusive basis;

                                        (xx)           any outstanding power of attorney granted by the Company in favor of a third Person whether or not an Affiliate;

                                        (xxi)          any agreement, other than the operating agreement, relating to the indemnification of members, managers and officers; and

                                        (xxii)        any other agreement material to the Company.

                          (b)        (i) All Material Contracts are in full force and effect and are valid, binding, and enforceable in accordance with their terms and will continue to be in full force and effect after the Closing, except to the extent such enforcement may be limited by the Enforcement Exceptions; (ii) the Company is not in breach of any Material Contract; (iii) no event has occurred that constitutes, or after the giving of notice or passage of time or both, would constitute, a default or event of default under any Material Contract by or in respect of the Company; (iv) to the Knowledge of Sellers, no other party to a Material Contract is in breach of any material provision of any Material Contract; (v) to the Knowledge of Sellers, no event has occurred that constitutes, or after the giving of notice or passage of time or both would constitute, a default or event of default under a Material Contract by or in respect of any other party to the Material Contract; and (vi) the terms of the Material Contracts will not change as a result of completion of the Transactions contemplated by this Agreement.

                          (c)        Correct and complete copies of each written Material Contract and any amendments thereto have been provided to Buyer.

                          (d)        Summaries of each unwritten Material Contract have been provided to Buyer.

            4.12        Business Relationships.

                          (a)        Schedule 4.12(a) sets forth a correct and complete list of the ten largest (by dollar volume) customers of the Company for the fiscal years ended December 31, 2013 and December 31, 2014. There are no material disputes outstanding with any customer listed on Schedule 4.12(a), nor has any such customer indicated any intention to terminate or materially change the terms of its relationship with the Company.

                          (b)        Schedule 4.12(b) sets forth a correct and complete list of the ten largest (by dollar volume) vendors and suppliers of the Company for the fiscal years ended December 31, 2013 and December 31, 2014. There are no material disputes outstanding with any vendor or supplier listed on Schedule 4.12(b), nor has any such vendor or supplier indicated any intention to terminate or materially change the terms of its relationship with the Company.

            4.13        Employees; Employee Benefits.

                          (a)        Schedule 4.13(a) accurately sets forth, with respect to each employee of the Company (including any employee who is on leave or other inactive status): (i) the name, title and classification of each employee (including exempt/nonexempt, salaried/unsalaried, full-time/part-time, etc.); (ii) each employee’s current annualized base compensation and target commissions, bonus or other incentive-based compensation for 2015 (if applicable); (iii) the current number of hours of vacation or similar paid time off that each employee has accrued and not used; and (iv) whether the employee is receiving workers compensation or disability payments or is on leave or other inactive status, the reason therefor and the expected end date of such status.

                          (b)        Schedule 4.13(b) sets forth a list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any severance, change in control, employment or retention plan, program or agreement, and vacation, incentive, bonus, stock option, restricted stock or equity compensation, profit sharing, retirement, deferred compensation, fringe or other material benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by the Company, in which any employee participates or for which the Company has any material liability, whether actual or contingent (collectively, the “Company Plans”).

                          (c)        Each Company Plan has been established, operated and administered in all material respects in accordance with its terms, ERISA, the Code and all other Applicable Law. Each of the Company Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or is entitled to rely on the favorable opinion or advisory letter received by the pre-approved plan sponsor, and nothing has occurred that would reasonably be expected to adversely affect such qualification.

                          (d)        No Company Plan is subject to Title IV of ERISA and neither the Company nor any Person that, together with the Company, is or was (at a relevant time) treated as a single employer under Section 414 of the Code, has at any time contributed to, or has had any liability or obligation in respect of, any plan subject to Title IV of ERISA.

                          (e)        Except as set forth on Schedule 4.13(e), no Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would reasonably be expected to (i) result in the payment of severance or any increase in severance pay upon any termination of employment after the date of this Agreement to any employee or (ii) accelerate the time of payment or vesting or result in any forfeiture, payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans with respect to any employee.

                          (f)        There are no claims, actions, administrative agency charges, proceedings or investigations pending or, to the Knowledge of Sellers, threatened against the Company with respect to or by any current or former employee of the Company, or with respect to any Company Plan. To the Knowledge of Sellers, the Company has not engaged in any unfair labor practices.

                          (g)        The Company has no current or potential obligation to provide post-employment health, life or other welfare benefits to employees other than as required under Section 4980B of the Code or any similar Applicable Law. All nonqualified deferred compensation plans (as defined in Section 409A(d)(1) of the Code) of the Company are in compliance with Section 409A of the Code and neither the Company Plans nor consummation of the Transactions will cause a participant in such Company Plans to be subject to the Tax imposed by Code Section 409A(a)(1)(B).

                          (h)        Except as set forth on Schedule 4.13(h), the Company is not obligated under the Company Plans (including any nonqualified deferred compensation plan or arrangement) or otherwise to pay any separation, severance, termination or similar benefit as a result of any transaction contemplated by this Agreement or as a result of a change in control or ownership within the meaning of Section 280G of the Code.

                          (i)        The Company can terminate each Company Plan without further Liability to the Company, other than benefits described in such Company Plans. No action or omission of a Company or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits such Company or any successor from amending, merging, or terminating any Company Plan in accordance with the express terms of any such Company Plan and Applicable Law.

                          (j)        There are no facts or circumstances that could reasonably be expected to, directly or indirectly, subject the Company to any (i) excise Tax or other Liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty Tax or other Liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other Liabilities arising under Section 502 of ERISA.

                          (k)        No Company Plan discriminates in favor of any highly compensated participant under applicable sections of the Code, including Code Sections 79, 105, 125, 129 or 401, or under Section 2716 of the Public Health Service Act.

                          (l)        All persons performing services to the Company who are classified and treated as independent contractors, contractors or in a similar capacity qualify as independent contractors and not as employees under Applicable Law.

                          (m)        The Company has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of the Company with respect to whom such form is required under Applicable Law. The Company has not received notice or other communication from any Governmental Entity regarding any unresolved violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.

                          (n)        To the Knowledge of Sellers, no employees of the Company are in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others.

                          (o)        The Company is, and at all times since January 1, 2012 has been, in material compliance with all Applicable Laws or Orders of any court or other Governmental Entity applicable to its employment of its employees and the Company Plans.

            4.14        Intellectual Property.

                          (a)        As used in this Agreement, “Intellectual Property” means all of the following in the United States: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, reexaminations and post-grant reviews thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof (and including all goodwill associated therewith) and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works and copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, knowhow, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (v) all computer software (including source code, executable code, data, databases and related documentation); (vi) all advertising and promotional materials; (vii) all other proprietary rights; and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

                          (b)        The Company owns and possesses or has the right to use all Intellectual Property necessary for the operation of its business as presently conducted. All Intellectual Property which the Company purports to own was developed as a work for hire by (i) an employee of the Company, working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed enforceable instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all rights in such Intellectual Property. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing.

                          (c)        The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers or the managers and officers (or employees with responsibility for Intellectual Property matters) of the Company has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any offer of license to the Company or demand that the Company refrain from using any Intellectual Property rights of any third party or any notices of patent rights that might be relevant to the Company’s business or offers to license Intellectual Property to the Company). To the Knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company and the Company has not made any communications to a third party claiming or alleging any such interference, infringement, misappropriation or conflict.

                          (d)        Schedule 4.14(d) identifies each registration or application that the Company has made with respect to any of its Intellectual Property and each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software subject to a non-negotiated license agreement). With respect to each item of Intellectual Property required to be identified on Schedule 4.14(d):

                                        (i)         the Company owns and possesses all right, title, and interest in and to the item, free and clear of any Lien (except Permitted Liens), license or other restriction or limitation regarding use or disclosure;

                                        (ii)        the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                                        (iii)         no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of Sellers, is threatened that challenges the legality, validity, enforceability, use or ownership of the item, and there are no grounds for the same;

                                        (iv)         the item is valid, subsisting and enforceable;

                                        (v)          the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item;

                                        (vi)         no loss or expiration of the item is threatened, pending or reasonably foreseeable; and

                                        (vii)        any and all renewal and maintenance fees, annuities or other fees payable to any Governmental Entity and all other filings for maintaining the foregoing items as active which are due prior to the date which is 90 days after the date hereof have been paid in full and appropriately filed.

                          (e)        “Proprietary IT Assets” means software owned and developed by or for the Company and currently being used in a production environment by the Company. “IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company, licensed or leased to the Company, or used by the Company pursuant to an agreement.

                          (f)        Schedule 4.14(f) lists all material Proprietary IT Assets used by the Company which are either existing or are under development and all other material IT Assets currently being used in the Company’s business, along with the name of the owner thereof. The Company has taken reasonably prudent actions to protect against the existence of (i) any protective, encryption, security or lock-out devices which might in any way interrupt, discontinue or otherwise adversely affect its or its customer’s use of such IT Assets; and (ii) any so-called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs, data or materials (collectively, “Malicious Instructions”) which could improperly interfere with the operation or use of such IT Assets or the Company’s business. The documentation and the source code with its embedded commentary, descriptions and indicated authorships, the specifications and the other informational materials which describe the operation, functions and technical characteristics applicable to the Proprietary IT Assets disclosed on Schedule 4.14(f) are complete in all material respects and sufficient to permit the Company to support and maintain the products, services and operations of its business. Each IT Asset used in its business substantially conforms to the Company’s current functional requirements, design specifications, documentation and other specifications. To the Knowledge of Sellers, no Person has gained unauthorized access to any of the IT Assets. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices.

                          (g)        None of the IT Assets has experienced bugs, failures, breakdowns, continued substandard performance, Malicious Instructions, data losses, data integrity problems, hacking attempts, security breaches that in any such case has caused any substantial disruption or interruption in or to the use of any such IT Assets.

            4.15        Labor Disputes. The Company is not a party to or bound by any labor or collective bargaining agreement, nor has the Company experienced any strike, picketing, grievance, labor arbitration, claim of unfair labor practices, or other collective bargaining dispute. To the Knowledge of Sellers, no organizational efforts are presently being made or threatened by or on behalf of any labor union or employee association with respect to employees of the Company.

            4.16        Taxes.

                          (a)        For the purposes of this Section 4.16 and Section 6.5, “Company” includes the Company and any or all of its predecessors or past subsidiaries, whether or not in existence as of the date of this Agreement. The Company has filed or caused to be filed on a timely basis all returns, reports, documents, statements or forms required to be filed (“Tax Returns”) with respect to any taxes, levies, assessments, and other charges together with all related penalties, interest, costs and fines, including income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property, employment, unemployment, disability, withholding, social security and workers’ compensation taxes, due and payable to any domestic or foreign government (federal, state, municipal or otherwise) or to any regulatory authority, agency, commission or board of any government imposed by any court or any other Governmental Entity having jurisdiction in relevant circumstances (“Taxes”).

                          (b)        All Taxes due and owing have been paid whether or not shown due on a Tax Return.

                          (c)        Since the date of the Interim Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses outside the Ordinary Course of Business consistent with past custom and practice. To the Knowledge of Sellers, no deficiency in Taxes of the Company for any period has been asserted by any taxing authority which remains unpaid at the date of this Agreement.

                          (d)        To the Knowledge of Sellers: (i) no Tax Return is under audit or examination by any taxing authority (ii) no notice of such an audit or examination has been received by the Company; (iii) there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company; (iv) each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid; (vi) no issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period; and (vii) there are no assessments relating to the Company’s Tax Returns pending or threatened. No United States federal income Tax Returns of the Company have been examined and settled with the IRS. The Company has not agreed to the extension of the statute of limitations with respect to any Tax Returns or periods that remains open.

                          (e)        No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

                          (f)        There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

                          (g)        The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, manager or other third party.

                          (h)        The Company has made available to Buyer true and complete copies of the federal and state income (or franchise) Tax Returns filed by the Company since 2012.

                          (i)        The Company is not, and has never been, the common parent or a member of any affiliated group of corporations filing a consolidated federal income tax return, and is not a party to any Tax sharing agreement or other arrangement principally related to Taxes pursuant to which it could be liable for the Taxes of any other Person, including any liability under Treasury Regulation Section 1.1502 -6 (or similar provisions of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

                          (j)        Since its formation, the Company has been taxed as a partnership for all Tax purposes and the Company has not made an election pursuant to Treasury Regulation Section 301.7701 -3 to be classified as an “association” for income Tax purposes.

            The representations and warranties in Section 4.13 and this Section 4.16 are the sole and exclusive representations and warranties of the Sellers concerning Taxes.

            4.17        Finders or Investment Bankers. The Company has not retained or engaged any investment banker, business consultant, financial advisor, broker, finder or other financial intermediary in connection with the Transactions that will require the payment of a fee by Buyer or the Company.

            4.18        Insurance. Schedule 4.18 sets forth a list of all policies of insurance maintained by the Company with respect to its properties, assets and businesses that are currently in force. All required premiums have been paid with respect to such insurance policies through the date hereof. The Company has made available to the Buyer a true, correct and complete copy of each insurance policy listed on Schedule 4.18, together with all amendments, waivers or other changes thereto. To the Knowedge of Sellers, any insurance required to be maintained by the Company under any agreement is so maintained. The Company is not in default with respect to its obligations under any insurance policy maintained by it, and the Company has not been denied insurance coverage except to the extent that specific insurers declined to provide quotes when coverage was marketed at renewal. The Company does not have any self-insurance or co-insurance programs.

            4.19        Real Estate.

                          (a)        The Company and its predecessors in interest do not own and have never owned any real property.

                          (b)        Schedule 4.19(b) sets forth a list of all leases, subleases, licenses, and other agreements (collectively, the “Real Property Leases”) under which the Company uses, occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings, and other improvements covered by the Real Property Leases being called the “Leased Real Property”). Each Real Property Lease is valid, binding, in full force and effect, and enforceable in accordance with its terms, all rent and other sums and charges payable by the Company as tenant thereunder are current and not delinquent, no notice of default or termination under any Real Property Lease is outstanding, neither the Company nor, to the Knowledge of Sellers, any other party to any Real Property Lease is in breach of any Real Property Lease, no termination event or condition or uncured default on the part of the Company (or, to the Knowledge of Sellers, any other party) exists under any Real Property Lease, and to the Knowledge of Sellers no event has occurred and no condition exists that constitutes or, with the giving of notice or the lapse of time or both, would constitute, such a default or termination event or condition. Sellers have provided to Buyer correct and complete copies of each Real Property Lease. The consummation of the transactions contemplated by this Agreement will not constitute a default or event of default (or give rise to any rent increase or right of termination, cancellation or acceleration) under any Real Property Lease.

                          (c)        From and after Closing the Company will have no Liability related to the Madera Facility or under the Madera Facility Lease.

                          (d)        There are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use, occupancy or enjoyment of any portion of the Leased Real Property.

                          (e)        The Company has not given any mortgagee or other Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Real Property Lease, affect any right or obligation under any Real Property Lease or otherwise be binding upon any successor to the Company’s position under any Real Property Lease. The Company has not contested, and is not currently contesting, any operating cost, real estate Tax or assessment or other charge payable by the tenant under any Real Property Lease. The Company has not exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Real Property Lease or to purchase the real property subject to any Real Property Lease. There is no pending or, to the Knowledge of Sellers, threatened proceeding regarding condemnation or eminent domain affecting any Leased Real Property or any sale or other disposition of any Leased Real Property in lieu of condemnation. No Leased Real Property has suffered any material damage by fire or other casualty that has not been completely repaired and restored.

            4.20        No Undisclosed Liabilities. The Company does not have any material liabilities or obligations of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) (collectively, “Liabilities”), except (a) Liabilities that are accrued or reserved in the financial statements for the Company for the period ending December 31, 2014; (b) Liabilities which have arisen since December 31, 2014 that were incurred in the Ordinary Course of Business; (c) Liabilities disclosed on Schedule 4.20; or (d) Liabilities expressly contemplated to be incurred by this Agreement.

            4.21        Solvency. Before giving effect to the Transactions contemplated by this Agreement:

                          (a)        the Company was not and, to the Knowledge of Sellers, will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code;

                          (b)        the Company does not have unreasonably small capital and is not engaged or about to engage in a business or a transaction for which any remaining assets of the Company are unreasonably small;

                          (c)        by executing, delivering or performing their obligations under this Agreement or the other documents related to the Transactions, Sellers do not intend to hinder, delay or defraud either present or future creditors of the Company; and

                          (d)        at this time, neither of the Sellers, nor the Company, contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar Action under any Applicable Law of any jurisdiction, nor, to the Knowledge of any Seller, is the Company the subject of any actual pending or threatened bankruptcy, insolvency or similar proceedings under any Applicable Law of any jurisdiction.

            4.22        Banks. Set forth on Schedule 4.22 hereto is (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto; and (c) a list of each investment asset of the Company, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

            4.23        Accounts Receivable. All accounts receivable of the Company are valid, genuine, and subsisting, arose out of bona fide transactions in the Ordinary Course of Business, and are current and, to the Knowledge of Sellers, collectible (net of the reserves shown on the Interim Financial Statements). All of the prepaid expenses of the Company have been incurred in the Ordinary Course of Business. No counterclaims, offsetting claims, or defenses to collection of such receivables or to the receipt of the goods or services in respect of which such prepaid expenses have been incurred that are material to the current amount of such receivables or prepaid expenses are pending or, to the Knowledge of Sellers, threatened, and all asserted counterclaims or offsetting claims or defenses with respect to accounts receivable or prepaid expenses have been deducted or reserved against on the Financial Statements. No Person has any Lien on any accounts receivable of the Company.

            4.24        Inventory. The inventory of the Company is in good and marketable condition and is usable and of a quantity and quality saleable in the Ordinary Course of Business. Adequate reserves have been reflected in the Financial Statements for obsolete, excess, damaged, slow-moving or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice. The inventory of the Company constitutes sufficient quantities for the normal operation of business in accordance with past practice. All inventory is of such quality as to meet the quality control standards of any applicable customer.

            4.25        Transactions with Affiliates. Except as set forth on Schedule 4.25:

                          (a)        no member, manager, officer, former member, former manager, former officer, employee (whether current or former), or beneficiary of, or any other Person not dealing at arm’s length with, the Company, any Seller or any of their respective Affiliates, is engaged in any transaction or arrangement with the business of the Company, other than indemnification rights and similar ordinary course arrangements relating thereto;

                          (b)        the Company is not indebted to any of its employees or any Person not acting at arm’s length with any of them in any manner whatsoever, and has not guaranteed or otherwise given security for or agreed to guarantee or give security for any liability, debt or obligation of any Person; and

                          (c)        all transactions to which the Company has been a party have been at arm’s length.

            None of Sellers, their Affiliates or the Company’s current members, managers, officers, employees and equity holders have been involved in any business arrangement or relationship with the Company within the past 12 months, and none of Sellers, their Affiliates or the Company’s current members, managers, officers, employees and equity holders owns any asset, tangible or intangible, that is used in the businesses of the Company.

            4.26        Food Regulatory Compliance.

                          (a)        No license, approval, clearance, authorization, registration, certificate, permit, filing, notification or supplement or amendment thereto that the Company has received or made to the FDA or the United States Department of Agriculture has been limited, suspended, modified or revoked and, to the Knowledge of Sellers, there is no reason to believe that the FDA is considering such action.

                          (b)        There is no actual, or to the Knowledge of Sellers, threatened, enforcement action by the FDA, the United States Department of Agriculture or any other Governmental Authority that has jurisdiction over the operations of the Company, and neither the Company nor the Sellers have (i) received notice of any pending or threatened claim against the Company for such an enforcement action, or (ii) received any communication that any Governmental Authority is considering such action.

                          (c)        All reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or the United States Department of Agriculture by the Company have been so filed, maintained or furnished.

                          (d)        The Company has not received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or written notice from the FDA, the United States Department of Agriculture, or any counterpart state Governmental Authority alleging or asserting noncompliance with any Applicable Laws any licenses, approvals, clearances, authorizations, registrations, certificates, permits, filings, notifications and supplements or amendments thereto required by any Applicable Laws, and, to the Knowledge of Sellers, there is no reason to believe that any such party is considering such action.

                          (e)        Every product sold by the Company is in compliance in all material respect with, and the Company’s operations related to each such product have been and are in compliance in all material respects with all applicable requirements of the Federal Food, Drug, and Cosmetic Act, as amended (“FFDCA”), and implementing regulations and requirements adopted by the FDA in Title 21 of the Code of Federal Regulations (including FFDCA’s prohibitions against adulteration and misbranding of food; applicable requirements of the Food Safety Modernization Act; 21 C.F.R. pt. 1 Subpart H (Registration Of Food Facilities); 21 C.F.R. pt. 101 (Food Labeling); 21 C.F.R. pt. 110 (Current Good Manufacturing Practice In Manufacturing, Packing, Or Holding Human Food); and 21 C.F.R. pt. 170 (Food Additives)); and all Applicable Laws enforced by any Governmental Authority with jurisdiction over foods or food additives and any of the Company’s operations.

            4.27        Product Liability. Except as set forth on Schedule 4.27(a), for the last three years, (a) there have been no products that have been recalled (whether voluntarily or otherwise) by the Company and (b) there have been no actions (whether completed or pending) seeking the recall, suspension or seizure of, or notification in respect of, any products distributed or sold by the Company. The Company has not had, nor does it currently have any liability (and, to the Knowledge of Sellers, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any products distributed or sold by the Company or with respect to any services rendered in connection with Company business. Except as set forth on Schedule 4.27(b), the Company has not made any express or implied warranties or guarantees with respect to the products or services rendered by the Company.

            4.28        Full Disclosure. This Agreement, the Schedules and all other transaction documents, statements, writings and other information furnished to Buyer by Sellers and the Company pursuant hereto or in connection with this Agreement or the transactions contemplated hereby are complete and accurate in all material respects. No statement in this Agreement or in the Schedules contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading as of the date hereof.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer represents and warrants to Sellers as follows:

            5.1        Corporate Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of State of Minnesota.

            5.2        Authority; Non-Contravention.

                          (a)        Buyer has the power and authority required to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid, and binding agreement on Buyer’s part, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Enforcement Exceptions.

                          (b)        Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, By-laws or other organizational documents of the Buyer or any resolutions or consents adopted by the board of directors of the Buyer; (ii) require the Buyer to obtain or make any Consents, Filings, or Notices of or with any Governmental Entity or any other Person; (iii) violate any Applicable Law or Orders applicable to the Buyer; or (iv) result in the creation of any Lien on any assets of Buyer.

            5.3        Investment Intent. Buyer is purchasing the Units for its own account for investment and not with a view to, or for sale in connection with, any public distribution of any of the Units. Buyer acknowledges that the sale of the Units has not been registered under the Securities Act of 1933 or any applicable state securities laws and that the Units may only be sold or otherwise disposed of under an effective registration statement under the Securities Act of 1933 or under an exemption therefrom.

            5.4        Pending Actions. There is no pending or, to the Knowledge of Buyer, threatened Legal Proceeding by or before any Governmental Entity against or relating to Buyer to restrain or prevent the carrying out of the Transactions or that would be reasonably likely to have a material adverse effect on the ability of Buyer to perform this Agreement.

            5.5        Finders or Investment Bankers. Neither Buyer nor any of its officers or directors has retained or engaged any investment banker, business consultant, financial advisor, broker, finder or other financial intermediary in connection with the Transactions that will require the payment of any amounts by Sellers.

            5.6        Availability of Funds. Buyer has available cash or existing available borrowing capacity under committed borrowing facilities as of the date hereof that is sufficient to enable Buyer to consummate the transactions contemplated hereby. Buyer’s obligations hereunder are not contingent upon procuring any financing.

ARTICLE 6
COVENANTS

            6.1        General, After Closing. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6.5 or Article 8). Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company; however, Buyer shall make such documents, books and records available to Sellers upon their reasonable request. Sellers shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates of the Company from maintaining the same business relationships with the Company after the Closing as were maintained with the Company prior to the Closing.

            6.2        Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) the Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make its personnel reasonably available, and provide such testimony and access to its books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 6.5 or Article 8).

            6.3        Pre-Closing Conduct of Business. Except as expressly contemplated herein, as set forth on Schedule 6.3, or as otherwise consented to in writing by Buyer, from the date hereof through Closing, Sellers will cause the Company to conduct its business in the Ordinary Course of Business and will cause the Company not to do any of the following:

                          (a)        (i) issue or otherwise allow to become outstanding or acquire or pledge or otherwise encumber any equity interest, unit or other security of the Company or right (including any option, warrant, put or call) to any such equity interest, unit or other security; (ii) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its equity interests, units or other securities; (iii) split, combine or reclassify any of its equity interests or units or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests, units or other securities or make any other change to its capital structure; or (iv) purchase, redeem or otherwise acquire any equity interest, unit or any other security of the Company.

                          (b)        (i) make any sale, lease to any other Person, license to any other Person or make any other disposition of any material asset; (ii) fail to preserve and maintain all of the Leased Real Property in substantially the same condition as existed on the date hereof, ordinary wear and tear excepted; (iii) erect any new improvement on any of the Leased Real Property; (iv) enter into any material agreements or contracts, or incur any major expenses, relating to the Leased Real Property; (v) apply for, encourage or consent to any proposed rezoning of the Leased Real Property; (vi) make any capital expenditure or purchase or otherwise acquire any asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $25,000 (individually or in the aggregate)), license any intangible asset from any other Person (other than non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software with annual fees of less than $1,000), lease any real property from any other Person or lease any tangible personal property from any other Person (other than leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $25,000 (individually or in the aggregate)); (vii) acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof; (viii) disclose any confidential, proprietary or non-public information (other than as is reasonably protected under a customary non-disclosure contract); or (ix) adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

                          (c)        grant or have come into existence any Lien on any material asset, other than any Permitted Encumbrance;

                          (d)        (i) become a guarantor with respect to any obligation of any other Person; (ii) assume or otherwise become obligated for any obligation of any other Person for borrowed money; or (iii) agree to maintain the financial condition of any other Person;

                          (e)        (i) incur any indebtedness for borrowed money or become subject to any Liabilities, except Liabilities incurred in the Ordinary Course of Business consistent with past practice; (ii) make any loan, advance or capital contribution to, or investment in, any other Person; or (iii) make or pledge to make any charitable, political or other capital contribution;

                          (f)        (i) enter into any material agreement, or amend or terminate in any respect that is material and adverse to the Company any material agreement to which the Company is a party, or (ii) waive, release or assign any right or claim under any such material agreement;

                          (g)        (i) adopt or change any material accounting method or principle used by the Company, except as required under GAAP, or (ii) change any annual accounting period;

                          (h)        fail to (i) keep intact the business organization of the Company; (ii) keep available to the Company present officer and management-level employees of the Company; (iii) maintain the assets of the Company in good operating condition and repair (normal wear and tear excepted); (iv) maintain insurance with respect to the Company, its assets and properties reasonably comparable to that in effect on the date of the most recent balance sheet; (v) maintain in full force and effect the existence of all of the intellectual property rights of the Company; (vi) give any notices to third parties or use reasonable best efforts to obtain all authorizations, consents, waivers and approvals required in connection with the consummation of the Transaction set forth in this Agreement; or (vii) preserve, and prevent any degradation in, the Company’s relationship with all of its suppliers, customers and others having material business relations with the Company;

                          (i)        (i) adopt, enter into, amend or terminate any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Company Plans for the benefit or welfare of any individual; (ii) enter into or amend any employment arrangement or relationship with any new or existing employee that has the legal effect of any relationship other than at-will employment; (iii) increase any compensation or fringe benefit of any member, manager, officer or management-level employee or pay any benefit to any member, manager, officer or management-level employee, other than pursuant to an existing Company Plan that is, in each case, in an amount consistent with past practice; (iv) grant any award to any member, manager, officer or management-level employee under any bonus, incentive, performance or other Company Plan (including the removal of any existing restriction in any Company Plan or award made thereunder); (v) enter into or amend any collective bargaining agreement; or (vi) except as required by Applicable Law that exists on the date hereof, take any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

                          (j)        except in the Ordinary Course of Business of the Company, (i) pay, discharge, settle or satisfy any claim or liability, or (ii) otherwise waive, release, grant, assign, transfer, license or permit to lapse any right;

                          (k)        accelerate the collection of any accounts receivable or delay the payment of any accounts payable;

                          (l)        (i) fail to prepare and timely file all material Tax Returns with respect to the Company required to be filed before Closing or timely withhold and remit any employment Taxes applicable to the Company, or (ii) make or change any election with respect to Taxes; or

                          (m)        enter into any agreement or commitment, whether orally or in writing, to do any of the foregoing.

            6.4        Non-Disclosure. In addition to any other agreements and obligations of confidentiality owed to the Company by the Sellers and Guarantor, each Seller and Guarantor hereby acknowledges and agrees that all non-public information and data of the Company, including information related to product and service formulation, customers, pricing, sales and financial results (collectively, the “Trade Secrets”), are proprietary and each agrees not to disclose such Trade Secrets to anyone outside of Buyer or the Company except to the extent that: (i) it is necessary in connection with performing such Person’s duties in connection with this agreement or their subsequent employment with Buyer; or (ii) such Person is required by court order to disclose the Trade Secrets, provided that such Person shall promptly inform Buyer, shall cooperate with Buyer to obtain a protective order or otherwise restrict disclosure, and shall only disclose Trade Secreets to the minimum extent necessary to comply with the court order.

            6.5        Tax Matters. The following provisions will govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

                          (a)        Each Seller will jointly and severally indemnify the Company and the Buyer Indemnified Parties and hold them harmless from and against any Damages attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date (a “Pre-Closing Tax Period”) and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing; (iii) breach of a representation or warranty set forth in Section 4.13 and (iv) any Actions related to the foregoing (together, “Tax Indemnification”); provided, however, in the case of the foregoing clauses (i) and (ii), that Sellers will be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Final Financial Statements (rather than in any notes thereto) and taken into account in determining the Net Working Capital and Debt adjustments. Sellers will reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.5(a) within 15 Business Days after payment of such Taxes by Buyer. For the avoidance of doubt, nothing in this Agreement shall allow any party to recover more than once for damages or claims based on the same facts.

                          (b)        In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Straddle Period will be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

                          (c)        The Seller Representative will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for the Tax periods ending on or before the Closing Date that have not been filed prior thereto and all income Tax Returns for any period ending on or before the Closing Date. The Seller Representative will (i) provide such Tax Returns to Buyer ten (10) days before they are filed, and (ii) consider any changes reasonably requested by Buyer. All such Tax Returns will be prepared in accordance with prior custom and practice, except as otherwise required by Applicable Law.

                          (d)        Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date and not described in Section 6.5(c). Buyer will (i) permit the Seller Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing if such Tax Return relates to any period ending on or before the Closing Date; (ii) make all changes reasonably requested by the Seller Representative; and (iii) prepare any such Tax Returns in accordance with prior custom and practice, except as otherwise required by Applicable Law.

                          (e)        Each Party will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.5 and any audit, litigation or other Action with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                          (f)        All Tax-sharing agreements or similar agreements with respect to or involving the Company will be terminated by Sellers as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.

                          (g)        All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement will be paid 50% by Buyer and 50% by Sellers when due, and the Buyer, at its own expense, will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

                          (h)        Consistent with IRS Revenue Ruling 99-6, each of the Parties and their Affiliates agree to treat, for applicable income tax purposes, the transfer of Units by the Sellers to the Buyer as follows: (i) as to the Sellers, as a transfer of the Units to the Buyer and (ii) as to the Buyer, as if the Company had distributed in liquidation of the Company to each of the Sellers their respective, pro rata shares of the assets and then the Sellers had sold to the Buyer such shares of the assets received from the Company. In connection with the foregoing, the Parties also agree that, for purposes of Sections 751 and 1060 of the Code, the fair market value of all tangible assets of the Company shall equal the value of such assets determined for purposes of Net Working Capital. The Parties further agree that: (x) the transfer of the Units will result in a termination of the Company for purposes of Section 708 of the Code and (y) the taxable year of the Company will close as of end of the day on the Closing Date. The Parties agree that, to the extent required, all Tax Returns they may file or cause to be filed with any Governmental Entity will be prepared and filed consistently with this Section 6.5(h), unless and until there has been a final “determination” to the contrary, within the meaning of Section 1313(a) of the Code (or, if applicable, analogous provision or state, local or foreign law).

                          (i)        If any third party shall notify any Buyer Indemnified Party of any Action that may give rise to a claim for indemnification against the Sellers under this Section 6.5 (a “Tax Proceeding”), then the Buyer will promptly notify the Seller Representative thereof in writing.

                          (j)        With respect to any Tax Proceeding that may give rise to a claim for indemnification against Sellers under this Section 6.5 and that involves only a Pre-Closing Tax Period (a “Pre-Closing Tax Proceeding”), the Seller Representative shall, at Sellers’ expense, control the conduct of such Pre-Closing Tax Proceeding. The Seller Representative will use commercially reasonable efforts to keep the Buyer informed regarding the progress and substantive aspects of such Pre-Closing Tax Proceeding, and the Buyer, at its expense (which expense, notwithstanding anything in this Agreement to the contrary, will not be indemnified by the Sellers), will be allowed to attend the Pre-Closing Tax Proceeding and take part in all discussions and meetings with the relevant Governmental Entities. If the resolution of a Pre-Closing Tax Proceeding could reasonably be expected to increase materially the Tax liability of a Buyer Indemnified Party for a period that ends after the Closing Date, the Seller Representative will: (i) consult in good faith with the Buyer before taking any action in connection with the Pre-Closing Tax Proceeding that might adversely affect the Buyer Indemnified Parties, (ii) consult in good faith with the Buyer and offer the Buyer a reasonable opportunity to comment and approve before submitting to any Governmental Entity any written materials prepared or furnished in connection with such Pre-Closing Tax Proceeding to the extent such materials concern matters in the Pre-Closing Tax Proceeding that might adversely affect the Buyer Indemnified Parties, (iii) conduct the Pre-Closing Tax Proceeding diligently and in good faith, and (iv) not pay, discharge, settle, compromise, litigate, or otherwise dispose (collectively, “dispose”) of any item subject to such Pre-Closing Tax Proceeding without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed; it being understood that the Buyer will not be considered as having unreasonably withheld its consent with respect to a disposition that the Buyer reasonably believes may adversely affect the Buyer, the Company or any Affiliate thereof for any taxable ending after the Closing Date (a “Post-Closing Tax Period”).

                          (k)        With respect to any Tax Proceeding that may give rise to a claim for indemnification against Sellers under this Section 6.5 and that involves both a Pre-Closing Tax Period and a Post-Closing Tax Period, the Buyer Indemnified Parties will attempt in good faith to sever the Tax Proceeding to (i) a Pre-Closing Tax Proceeding, which shall be subject to the provisions of Section 6.5(j) above, and (ii) all other Tax Proceedings, the conduct of which shall be controlled by the Buyer Indemnified Parties at their expense. If the Tax Proceeding cannot be severed, the Buyer Indemnified Parties will control the conduct of the full Tax Proceeding pursuant to the provisions of this Section 6.5(k) that follow. If such a Tax Proceeding controlled by the Buyer Indemnified Parties involves any Tax giving rise to indemnity under this Section 6.5, then (A) the Buyer Indemnified Parties will use commercially reasonable efforts to keep the Seller Representative informed about, and shall consult with the Seller Representative in good faith before taking any significant action in connection with, any items in such Tax Proceeding with respect to Taxes for which Sellers may be required to indemnify the Buyer Indemnified Parties pursuant to this Section 6.5, (B) the Buyer Indemnified Parties will consult in good faith with the Seller Representative and provide Seller Representative a reasonable opportunity to comment, at Sellers’ expense, before submitting to any Governmental Entity any written materials prepared or furnished in connection with such Tax Proceeding to the extent such materials concern matters in the Tax Proceeding with respect to Taxes for which Sellers may be required to indemnify the Buyer Indemnified Parties pursuant to this Section 6.5, (C) the Buyer Indemnified Parties will conduct the Tax Proceeding diligently and in good faith, and (D) the Buyer Indemnified Parties will not dispose of any item subject to such Tax Proceeding without obtaining the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld (where Seller Representative’s belief was reasonable that such consent should be withheld), conditioned or delayed.

                          (l)        If the non-controlling party of a Tax Proceeding subject to the provisions of Section 6.5(j) or 6.5(k) above reasonably withholds, conditions or delays its consent to the disposition of the Tax Proceeding, the Buyer and the Seller Representative shall attempt in good faith to resolve such dispute with respect to such disposition within thirty (30) Business Days of the controlling Party receiving notification of the non-consent and any matters remaining in dispute at the end of such period shall be submitted to the Accountant for resolution and the provisions set forth in Sections 1.3(c), (d) and (e) shall apply; provided, however, that the Accountant shall be requested to resolve any such dispute expeditiously and, in any event, within thirty (30) days.

                          (m)        Any refunds of Taxes of the Company and its Affiliates for any Pre-Closing Tax Period shall be for the account of Sellers and upon receipt shall immediately be paid to Seller Representative. Any refunds of Taxes of the Company and its Subsidiaries for any Straddle Period shall (without interest other than interest paid by a Governmental Entity) be apportioned between a Pre-Closing Tax Period and a Post-Closing Tax Period in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.5(b). Upon the request of the Seller Representative and at Sellers’ expense, the Company shall promptly file amended Tax Returns for any Pre-Closing Tax Period or Straddle Period.

            6.6        No Shop. Throughout the period that begins on the date hereof and ends upon the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1, Sellers will not, and Sellers will cause the Company and each Affiliate and other representative or agent of Sellers or the Company not to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Buyer or any Person on Buyer’s behalf) regarding any acquisition of any equity interests, units, assets or business of the Company, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise), except sales of inventory in the Ordinary Course of Business. Sellers will, and Sellers will cause the Company and each Affiliate and other representative or agent of Sellers or the Company to, immediately terminate all such discussions or negotiations that may be in progress on the date hereof.

            6.7        Restrictive Covenants.

                          (a)        Each Seller, Guarantor and their respective Affiliates hereby agrees that from the Closing Date through the fifth anniversary of the Closing Date (the “Restricted Period”), the Sellers and Guarantor will not, other than for the benefit of the Company or its Affiliates, directly or indirectly, as an agent, consultant, director, equityholder, manager, co-partner or in any other capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any business that is the same as or materially similar to the business of the Company or Buyer and its Affiliates anywhere in the world; provided nothing herein shall prohibit Sellers, Guarantor or any Affiliate of Sellers or Guarantor from owning or holding less than 1% of the outstanding shares of any class of stock of a publicly traded company that operates in the same industry as the Company or Buyer and whose stock is traded on a recognized domestic or foreign securities exchange or over-the-counter market.

                          (b)        During the Restricted Period, neither Seller nor Guarantor (nor any Affiliate of any Seller or Guarantor) will, other than for the benefit of the Company or its Affiliates, hire, employ or solicit any individual who is now or later becomes an employee or independent contractor of the Company or Buyer, or an employee or independent contractor of the Company or Buyer or their Affiliates with whom the Sellers or Guarantor have had or will have contact during the course of such person’s employment, other than pursuant to a general solicitation of employment that is not specifically targeted towards any such employees.

                          (c)        During the Restricted Period, neither Seller nor Guarantor (nor any Affiliate of any Seller or Guarantor) will solicit or sell to any current or potential customer or supplier of the Company as of the date hereof or take any action to encourage any current or potential customer or supplier of the Company to terminate or reduce its purchases from, or sales to, the Company of any of the products or services that were purchased from or sold to the Company prior to the date hereof.

                          (d)        During the Restricted Period, neither Seller nor Guarantor (nor any Affiliate of any Seller or Guarantor) will criticize or disparage in any manner or by any means (whether written or oral, express or implied) the Company or Buyer or any of their Affiliates or any aspect of their management, policies, operations, products, services, practices or personnel.

                          (e)        Each Seller and Guarantor specifically acknowledges and agrees that (a) this Section 6.7 is reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Units, (b) Buyer has refused to enter into this Agreement in the absence of this Section 6.7 and (c) breach of this Section 6.7 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy and Buyer would not have an adequate remedy at law. Therefore, in the event of a breach by any Seller or Guarantor of this Section 6.7, (A) Buyer (in addition to all other remedies Buyer may have) will be entitled to an injunction and other equitable relief (without posting any bond or other security) restraining such Seller or Guarantor from committing or continuing such breach and to enforce specifically this Section 6.7 and its terms and (B) the duration of the Restricted Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

                          (f)        Each of the Sellers, Guarantor and Buyer recognize that the territorial, time and scope limitations set forth in this Section 6.7 are reasonable and are properly required for the protection of the Buyer’s legitimate interest in client relationships, goodwill and trade secrets of the Company. In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer, Sellers and Guarantor agree, and each of them submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

ARTICLE 7
CONDITIONS TO OBLIGATIONS TO CLOSE

            7.1        Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the closing of the Transactions is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

                          (a)        (i) Each representation and warranty of Sellers in Article 3 and Section 4.2 will have been and will be true and correct in all respects; (ii) each representation and warranty of Sellers in Article 4 (other than Section 4.2) that contains a qualification to the representation or warranty by use of the word “material,” “materially” or other variations of the root word “material” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or a “materially adverse effect” (a “Materiality Qualifier”) will have been and will be true and correct in all respects; and (iii) each representation and warranty of Sellers in Article 4 (other than Section 4.2) that does not contain a Materiality Qualifier will have been and will be true and correct in all material respects, in each case both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

                          (b)        Sellers will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Sellers on or before the Closing Date.

                          (c)        Since the date of this Agreement, there will not have been any Material Adverse Effect on any of the Company or its assets, Liabilities, business, financial condition, operations or results of operations.

                          (d)        The Seller Representative will have delivered to Buyer a certificate duly executed by the Seller Representative, dated the Closing Date and executed by Seller Representative certifying the items in Sections 7.1(a), 7.1(b) and 7.1(c).

                          (e)        The Seller Representative will have delivered (or caused to be delivered) to Buyer each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 2.2.

                          (f)        No Governmental Entity of competent jurisdiction will have instituted any Action to restrain, prohibit or otherwise challenge the legality or validity of the Transactions that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the Transactions and no injunction, Order or decree of any Governmental Entity will be in effect that restrains or prohibits the purchase or sale of the Units or the consummation of the other Transactions.

                          (g)        The Employment Agreements will be in full force and effect, and neither Aicklen nor Guarantor shall have indicated an intention to terminate their employment with the Company after the Closing Date.

                          (h)        The matters on Exhibit 7.1(h) will have been complied with.

            7.2        Conditions to Obligation of Sellers to Close. The obligation of Sellers to effect the closing of the Transactions is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by the Seller Representative, in the Seller Representative’s sole discretion:

                          (a)        (i) Each representation and warranty of Buyer in Article 5 that contains a Materiality Qualifier will have been and will be true and correct in all respects, and (ii) each representation and warranty of Buyer in Article 5 that does not contain a Materiality Qualifier will have been and will be true and correct in all material respects, in each case both as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date).

                          (b)        Buyer will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.

                          (c)        Buyer will have delivered to the Seller Representative a certificate of a duly authorized officer of Buyer, dated the Closing Date and executed by such officer certifying the items in Sections 7.2(a) and 7.2(b).

                          (d)        Buyer will have delivered (or caused to be delivered) to the Seller Representative each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 2.3.

                          (e)        No Governmental Entity of competent jurisdiction will have instituted any Action to restrain, prohibit or otherwise challenge the legality or validity of the Transactions that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the Transactions and no injunction, Order or decree of any Governmental Entity will be in effect that restrains or prohibits the purchase or sale of the Units or the consummation of the other Transactions.

ARTICLE 8
INDEMNIFICATION

            8.1        Survival of Representations, Warranties and Covenants.

                          (a)        The representations and warranties of the Parties provided hereunder will survive the Closing and will expire and terminate 24 months thereafter, except for (i) representations and warranties set forth in Article 3 and Sections 4.1, 4.2, 4.3, 4.6(a), 4.10, 4.13, 4.16, 4.17, 4.25, 5.1, 5.2(a), and 5.5 (the “Fundamental Reps”), in any Schedule related thereto, or in any certificate delivered in connection therewith, which will survive until the date that is 30 days following the expiration of the applicable statute of limitations period, and (ii) claims based on fraud, intentional misrepresentation or willful misconduct (“Fraud Claims”), which will survive forever.

                          (b)        Each covenant and agreement (i.e., other than representations and warranties) herein, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation.

                          (c)        For each claim for indemnification under this Agreement regarding a breach of a representation or warranty that is made prior to expiration of such representation or warranty, such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

            8.2        Indemnity.

                          (a)        From and after the Closing, Sellers will jointly and severally indemnify and hold harmless Buyer (and its directors, officers employees, Affiliates, successors, heirs and legal representatives) (the “Buyer Indemnified Parties”) against any and all losses, debts, Liabilities, damages, obligations, claims, demands, judgments, and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, including all costs and expenses, including interest, penalties, and reasonable attorneys’ fees, and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”) incurred in connection with, resulting from or arising out of:

                                        (i)          the breach of any representation or warranty of Sellers set forth in Article 4 hereof (or in any related Schedule or certificate) or the failure of any such representation or warranty to be true at Closing as if given at Closing;

                                        (ii)         the breach or failure to comply with any covenant or agreement on the part of Sellers or the Seller Representative set forth in this Agreement (other than Section 6.7);

                                        (iii)           the items set forth on Exhibit 8.2(a)(iii);

                                        (iv)         any Liabilities of the Company related to, arising or resulting from the operation of the Business at the Madera Facility and any Liabilities arising out of or related to the Company’s obligations under the Madera Facility Lease; or

                                        (v)          any Actions related to the foregoing.

For the purposes of this Agreement, “Actions” means all actions, suits, claims, proceedings, investigations, audits, examinations, demands, assessments, fines, judgments, settlements, interest, penalties, costs, remedial actions and other expenses.

                          (b)        From and after the Closing, each Seller will, severally but not jointly, indemnify Buyer Indemnified Parties against all Damages incurred in connection with, resulting from, or arising out of:

                                        (i)          the breach of any representation or warranty of such Seller set forth in Article 3 hereof (or in any related Schedule or certificate) or the failure of any such representation or warranty to be true at Closing as if given at Closing;

                                        (ii)         the breach or failure to comply with any covenant or agreement on the part of such Seller set forth in Section 6.7 this Agreement; or

                                        (iii)        any Actions relating to the foregoing.

                          (c)        From and after the Closing, Buyer and Parent will jointly and severally indemnify and hold harmless Sellers (and their heirs and legal representatives, directors, officers employees, Affiliates, successors, heirs and legal representatives)) against all Damages incurred in connection with or arising out of:

                                        (i)          the breach of any representation or warranty of Buyer set forth in Article 5 hereof (or in any related certificate) or the failure of any such representation or warranty to be true at Closing as if given at Closing;

                                        (ii)         the breach or failure to comply with any covenant or agreement on the part of Buyer set forth in this Agreement; or

                                        (iii)        any Actions related to the foregoing.

            8.3        Additional Indemnity Provisions.

                          (a)        Sellers will not have any obligation under Section 8.2(a)(i) (other than regarding any breach of any Fundamental Rep or Fraud Claim, for which the threshold will be $0), unless and until the aggregate amount of indemnification for which Sellers are obligated thereunder exceeds $150,000 (the “Threshold”), and then Sellers will be liable for all such amounts (including the initial $150,000 of indemnification amounts).

                          (b)        Sellers’ obligation under Section 8.2(a)(i), other than regarding any breach of any Fundamental Rep or Fraud Claim (for which the cap will be the Purchase Price), in the aggregate, will not exceed an amount equal to $12.0 million (the “Cap”).

                          (c)        The maximum amount that any Buyer Indemnitee may recover from Sellers in the aggregate for all Damages arising under or in connection with this Agreement will not exceed the Purchase Price.

                          (d)        Buyer will not have any obligation under Section 8.2(c)(i), unless and until the aggregate amount of indemnification for which Buyer is obligated thereunder exceeds the Threshold, and then Buyer will be liable for all such amounts (including the initial Threshold amount).

                          (e)        Buyer’s obligations under Section 8.2(c)(i), in the aggregate, will not exceed an amount equal to the Cap.

                          (f)        The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants, agreements, and obligations in this Agreement will not be affected by any investigation conducted, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, agreement, or obligation.

                          (g)        For purposes of determining breaches of representations and warranties and calculating Damages in Section 6.5 and this Article 8, all qualifications as to materiality contained in any representation or warranty will be ignored.

                          (h)        Payments by an Indemnitor pursuant to Section 6.5 or Section 8.2 in respect of any Damages shall be reduced to the amount of any liability or damage that remains after deducting therefrom any tax benefits realized, net insurance proceeds and any net indemnity, contribution or other similar payment received by the Indemnitee in respect of any such claim, net of any costs to obtain such recovery or realization and any related insurance premium increases. The Indemnitee shall use its commercially reasonable efforts to recover under the insurance policies for any Damages and shall refund the Indemnitee with respect to any recovery obtained therefrom. If any amount is actually recovered by an Indemnitee or any of its Affiliates under insurance coverage or from any Person with respect to Damages sustained at any time, then Indemnitee shall promptly reimburse Indemnitor for any payment made by the Indemnitor in connection with such payment up to such amount actually recovered by the Indemnitee, as applicable.

                          (i)        Sellers will not have any right to indemnification from the Company under its operating agreement, organizational documents or any agreement between the Company and any such Seller, for any Losses to which Buyer is entitled to indemnification under Section 6.5 or this Article 8 or would be entitled but for the limits on indemnification set forth in Section 6.5 or this Section 8.3.

                          (j)        No Seller shall be responsible for the breach of any other Seller of such other Seller’s representations and warranties in Article 3.

                          (k)        Nothing in this Agreement shall allow any party to recover more than once for damages or claims based on the same facts.

            8.4        Indemnification Procedures. All claims for indemnification by a Party entitled to be indemnified under this Article 8 (an “Indemnitee”) by another Party hereto (an “Indemnitor”) will be asserted and resolved as follows (with the Seller Representative to procedurally act on behalf of and for the benefit of Sellers, with Sellers remaining liable for all payments hereunder):

                          (a)        If any claim or demand for which an Indemnitee may claim indemnity is asserted against or sought to be collected from an Indemnitee by a third party, the Indemnitee will notify the Indemnitor as promptly as practicable following the receipt by the Indemnitee of such claim or demand specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article 8 unless, and only to the extent that, such failure to so notify results in the loss of substantive rights or defenses. The Claim Notice will not prejudice any claim or demand with respect to which indemnification is sought.

                          (b)        An Indemnitor will have 30 days from the date on which the Claim Notice is duly given (the “Notice Period”) to notify an Indemnitee (i) whether or not it disputes the liability of the Indemnitor to the Indemnitee hereunder with respect to such claim or demand and (ii) whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against such claim or demand; provided, however, that the Indemnitee is hereby authorized to file, during the Notice Period, any motion, answer or other pleading that Indemnitee deems necessary or appropriate to protect its interests or those of the Indemnitor and that are not prejudicial to Indemnitor.

                          (c)        If an Indemnitor notifies an Indemnitee within the Notice Period that it desires to defend the Indemnitee against such third-party claim or demand, then (except as provided below) the Indemnitor will defend, at its sole cost and expense, the Indemnitee by appropriate proceedings, will use its reasonable best efforts to settle or prosecute such proceedings to a final conclusion in such a manner as to avoid the Indemnitee becoming subject to any injunctive or other equitable order for relief or to liability for any other matter, and will control the conduct of such defense; provided, however, that the Indemnitor will not be entitled to assume the defense of any such proceeding unless it has accepted and assumed in writing the obligation to indemnify the Indemnitee with respect to Damages arising from or relating to such proceeding (subject to the limitations set forth in Section 8.3), and that the Indemnitor will not, without the prior written consent of the Indemnitee, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation. The Indemnitor agrees that it will not, without the prior written consent of the Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if the Indemnitee is a party thereto or is reasonably likely to be made a party thereto) (i) if such settlement, compromise or consent does not include an unconditional release of the Indemnitee from all liability arising or that may arise out of such claim, action or proceeding; (ii) if such settlement, compromise or consent would involve relief other than money damages less than the Cap, including any type of injunctive or other equitable relief; or (iii) if such settlement, compromise or consent would result in the imprisonment of, or a criminal penalty or fine against, the Indemnitee. If the defendants in any such claim or demand include both the Indemnitor and the Indemnitee, and there are legal defenses or rights available to the Indemnitee that are different from, in actual or potential conflict with, or additional to those available to the Indemnitor, such that one firm of legal counsel may not permissibly represent both Indemnitor and Indemnitee in the option of counsel to the Indemnitor, the Indemnitee will have the right to select one law firm to act at the Indemnitor’s expense as separate counsel, on behalf of the Indemnitee. In addition, if the Indemnitee desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense. So long as the Indemnitor is defending in good faith any such claim or demand, the Indemnitee will not settle such claim or demand without the consent of the Indemnitor.

                          (d)        Before the Indemnitor’s settling of any claim or demand the defense of which it has assumed control, the Indemnitor will obtain the Indemnitee’s approval, confirmed in writing in accordance with the notice provisions hereof, which approval will not be unreasonably withheld or delayed. If the Indemnitee fails to timely notify the Indemnitor of its approval of such settlement, the Indemnitee will thereupon become liable, from and after the date on which its approval was sought, for the amount of any award, costs or expenses in excess of the proposed settlement amount and will have the right to elect to control the defense of such claim at its sole cost and expense.

                          (e)        If the Indemnitee should have a claim against the Indemnitor hereunder that does not involve a claim or demand being asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee will send a Claim Notice with respect to such claim to the Indemnitor as soon as practicable; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article 8 unless, and only to the extent that, such failure to so notify results in the loss of substantive rights or defenses. If the Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such claim, the Indemnitor will be liable for the amount of any Damages related thereto (subject to the limitations set forth in Section 8.3).

                          (f)        This Section 8.4 shall not apply to any claim for Tax Indemnification, which is the subject of Section 6.5.

            8.5          Effect of Purchase Price Adjustment. Any Damages for which a Party would otherwise be obligated to provide indemnification hereunder will be offset to the extent (but only to the extent) such Loss is reflected in the adjustments to the Purchase Price under Section 1.4.

            8.6          Indemnification Adjusts Purchase Price for Tax Purposes. Each Party will, including retroactively, treat indemnification payments under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under Applicable Law.

           8.7          Right of Set Off. Each Party (a “Setting Off Party”) will have the right to set off and retain any amount to which such Setting Off Party may be entitled from any other Party (the “Owing Party”), including under this Agreement, against any amount otherwise payable by such Setting Off Party to such Owing Party under this Agreement. The exercise of or failure to exercise such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedy that may be available to a Party.

            8.8          Exclusive Remedy. Notwithstanding any other term herein, except for Damages arising out of Fraud Claims, the terms in Section 6.5 and this Article 8 set forth the sole and exclusive remedies for money damages for the matters in this Agreement, including for breach of any representation, warranty, covenant, obligation or agreement in this Agreement.

ARTICLE 9
TERMINATION

            9.1          Termination of Agreement. The sole and exclusive rights to terminate this Agreement before Closing are as follows:

                          (a)        by mutual written consent of Buyer, on the one hand, and the Seller Representative, on the other hand;

                          (b)        by either Buyer, on the one hand, or the Seller Representative, on the other hand, if Closing has not occurred on or before March 31, 2015;

                          (c)        by Buyer, if any condition in Section 7.1 becomes incapable of fulfillment at Closing or prior to the date stated in clause (b) above; provided that Buyer has not waived such condition; or

                          (d)        by the Seller Representative, if any condition in Section 7.2 becomes incapable of fulfillment at Closing or prior to the date stated in clause (b) above; provided that the Seller Representative has not waived such condition.

A termination of this Agreement under any of the preceding clauses (b) through (d) will be effective two Business Days after the Party seeking termination gives to the other Party written notice of such termination. Notwithstanding any term in this Section 9.1, a Party will not have the right to terminate this Agreement (except by mutual written consent pursuant to Section 9.1(a)) if the failure to satisfy any condition to Closing or consummate the Transactions results in any material respect from the breach by such Party of any of its representations, warranties, covenants, obligations or agreements contained herein.

            9.2          Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, then this Agreement will be of no further force or effect, except for the terms of Section 6.4 (Nondisclosure), Section 10.8 (Governing Law), Section 10.14 (Equitable Remedies), Section 10.15 (Expenses), Section 10.16 (Dispute Resolution; Jurisdiction, Venue and Waiver of Jury Trial) and this Section 9.2. Upon any termination pursuant to Section 9.1, no Party will have any further obligation or other liability hereunder, except pursuant to a Section listed in the immediately preceding sentence.

ARTICLE 10
MISCELLANEOUS

            10.1        Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement of Buyer, the Seller Representative and such Seller or Sellers affected by such amendment, modification or supplement.

            10.2        Waiver of Compliance; Consents. Any failure of a Party to comply with any obligation, covenant, agreement, or condition herein, to the extent legally allowed, may be waived in writing by the others, but any such waiver or failure to insist upon strict compliance with the obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, the consent will be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2.

            10.3        Press Releases and Public Announcements. No Party may issue any press release or make any public announcement relating to the subject matter hereof without the prior written approval of the other Party, which may not be unreasonably withheld; provided, however, that with prior notice to the other Party of such requirement and the text of the proposed disclosure, a Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing agreement concerning its publicly traded securities.

            10.4        Notices. All notices, requests, demands, and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission or e-mail, and confirmation of receipt is obtained promptly after completion of transmission; (c) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service for delivery as set forth below; or (d) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first-class mail, registered or certified, return-receipt requested, postage prepaid and properly addressed, to the Party as follows:

(i)	If to any Seller or the Seller	with a copy to:
Representative, to:
Buchalter Nemer
	Bryan Mandel, as Sellers	18400 Von Karman Avenue
	Representative	Suite 800
	3006 Woodside St.	Irvine, CA 92612
	Dallas, TX 75204	Attn: Martin P. Florman, Esq.
Fax: (949) 720-0182

(ii)	if to Buyer, to:	with a copy to:

	SunOpta Grains and Foods Inc.	Faegre Baker Daniels LLP
	7801 Ohms Lane	2200 Wells Fargo Center
	Suite 600	90 South Seventh Street
	Edina, MN 55439	Minneapolis, MN 55402
	Attn: General Counsel	Attn: Jonathan L.H. Nygren
	Fax: (952) 939-8106	Fax: (612) 766-1600

            10.5        Assignment; Third-Party Beneficiaries. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Party or Parties (except that nothing herein will be deemed to prohibit the assignment of this Agreement by Buyer to any Affiliate of Buyer, in which event Buyer will not be released or discharged from its obligations hereunder); provided, however, that Buyer may, without the consent of Sellers, assign its rights and obligations under this Agreement in connection with a Change of Control of Buyer or the Business. This Agreement is not intended to confer upon any other Person except the Parties any rights or remedies hereunder.

            10.6        Legal Representation. The Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

            10.7        Rules of Interpretation; Certain Definitions. As used in this Agreement:

                          (a)        “including” means “including without limitation”;

                          (b)        “Person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, or a Governmental Entity;

                          (c)        “Affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934;

                          (d)        “Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in New York City are authorized by Applicable Law to remain closed;

                          (e)        “Knowledge” means, (i) with respect to an individual, the actual knowledge of such individual and what such individual should have known serving in the capacity in which such individual serves following reasonable inquiry; and (ii) with respect to a Person other than an individual, the actual knowledge of any individual who is then serving as a member, manager, or officer (or similar executive) of such Person and what any such individual should have known serving in such position following reasonable inquiry;

                          (f)        “Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is: (i) consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person; or (ii) similar in nature and magnitude to actions customarily taken (or not taken) without any specific authorization by the board of directors or management board (or by any Person or group of Persons exercising similar authority) of such Person;

                          (g)        the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

                          (h)        all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

                          (i)        all references to statutes are deemed to refer to such statutes as amended from time to time or as superseded by comparable successor statutory provisions, but in each case as in effect at the time of the relevant event;

                          (j)        terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;

                          (k)        unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;

                          (l)        all references to Sections or Articles are to Sections or Articles of this Agreement, unless otherwise specified;

                          (m)        with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

                          (n)        unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

                          (o)        unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

                          (p)        each representation, warranty, covenant and agreement herein will have independent significance, and if any Party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that such Party is in breach of such first representation, warranty, covenant or agreement;

                          (q)        all references to a statute of limitations will mean such statute of limitations as it may be tolled or extended by Applicable Law; and

                          (r)        all dollar amounts to be paid to Sellers will be paid based on each Seller’s Pro Rata Share.

            10.8        Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, to the exclusion of the law of any other forum and notwithstanding any jurisdiction’s choice-of-law rules to the contrary.

            10.9        Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Such counterparts may be executed and delivered by facsimile or other electronic means by any of the Parties, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

            10.10        Headings; Internal References. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties, and will not affect the interpretation hereof.

            10.11        Entire Agreement. Before signing this Agreement, the Parties had numerous conversations (including preliminary discussions, formal negotiations and informal conversations) and generated correspondence and other writings, in which the Parties discussed the transactions contemplated herein and aspirations for their success. In doing so, Persons may have expressed judgments and beliefs regarding the intentions, capabilities and practices of the Parties and may have forecasted future events. Each Party acknowledges that such actions often involved an effort to be positive and optimistic about the prospects for such transactions. Each Party also acknowledges that all transactions contain an element of risk and that it is normal business practice to limit the related rights and obligations of contracting parties to only those representations, warranties, covenants and agreements that are essential to their transactions so as to provide certainty as to their respective rights and obligations. Therefore, each Party agrees that, in addition to the foregoing, this Agreement, including the Schedules, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant, agreement or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied) of any Party regarding such subject matter (and there is no other representation, warranty, covenant, agreement or similar assurance of any Party regarding such subject matter).

            10.12        Disclosure Schedules; Certificates. The disclosure schedules (the “Schedules”) attached hereto and certificates and instruments delivered hereunder are integral parts of this Agreement.

            10.13        Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then it is the Parties’ intent that all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by any Applicable Law but as close to the Parties’ original intent as is permissible.

            10.14        Equitable Remedies. Each Party acknowledges and agrees that each other Party would be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party will be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, each Party acknowledges that the business of the Company is unique and recognizes and affirms that in the event any Party breaches this Agreement, money damages may be inadequate and such non-breaching Party would have no adequate remedy at law, so that such non-breaching Party will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other Party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

            10.15        Expenses. Except as is expressly stated otherwise herein, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party or Parties incurring such costs and expenses.

            10.16        Dispute Resolution; Jurisdiction, Venue and Waiver of Jury Trial.

                          (a)        The Parties hereto agree that they will attempt to resolve any disputes arising hereunder through non-binding mediation in a mutually agreeable format. In the event that the Parties cannot agree to a mediation format, or any Party is not satisfied with the results of mediation, each Party retains its right to pursue litigation.

                          (B)        EXCEPT IN INSTANCES WHERE THIS AGREEMENT EXPLICITLY CONTEMPLATES DISPUTE RESOLUTION BY ARBITRATION, EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OR ANY FEDERAL OR OTHER DELAWARE STATE COURT IN WILMINGTON, DELAWARE, IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND TO THE RESPECTIVE COURTS TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURTS MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH ACTION, SUIT OR PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH AN ACTION, SUIT OR PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS SPECIFIED THEREFOR IN SECTION 10.4, BY THE REQUIREMENTS OF SECTION 10.4 OR BY ANY OTHER METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH ACTION, SUIT OR PROCEEDING.

            10.17        Attorneys’ Fees. Should an Action be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the dispute resolution body (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit.

            10.18        Guarantor Guaranty. Guarantor, the owner of all of the outstanding equity interests of OCCHG, to induce Buyer to enter into this Agreement, hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance when due of any and all of OCCHG’s obligations, covenants, agreements and other Liabilities under this Agreement. Guarantor acknowledges and agrees that Buyer refuses to enter into the Agreement or to consummate the transactions contemplated herein unless Guarantor provides this guaranty and that Guarantor will benefit personally from Buyer entering into this Agreement and consummating such transactions.

            10.19        Parent Guarantor. Parent, to induce Sellers to enter into this Agreement, hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance when due of any and all of Buyer’s obligations, covenants, agreements and other Liabilities under this Agreement. Parent acknowledges and agrees that Sellers refuse to enter into the Agreement or to consummate the transactions contemplated herein unless Parent provides this guaranty and that Parent will benefit personally from Sellers entering into this Agreement and consummating such transactions.

[Remainder of Page Intentionally Blank; Signature Pages to Follow]

            In Witness Whereof, Buyer and Sellers have caused this Unit Purchase Agreement to be executed as of the date first written above.

BUYER:

SUNOPTA GRAINS AND FOODS INC.

By:   /s/ Steven R. Bromley
Name: Steven R. Bromley
Title: President

Solely with respect to Section 10.19:

SUNOPTA, INC.

By:   /s/ Steven R. Bromley
Name: Steven R. Bromley
Title: CEO

[Signature Page to Unit Purchase Agreement]

            In Witness Whereof, Buyer and Sellers have caused this Unit Purchase Agreement to be effective as of the date first written above.

SELLERS:

ORANGE COUNTY CITRUS HOLDINGS GROUP, LLC

By:   /s/ Bryan Mandel
Name: Bryan Mandel
Title: Member

ROBERT AICKLEN

/s/ Robert Aicklen

SELLER REPRESENTATIVE:

BRYAN MANDEL

/s/ Bryan Mandel

Solely with respect to Sections 1.4, 6.4, 6.7 and 10.18:

BRYAN MANDEL

/s/ Bryan Mandel

[Signature Page to Unit Purchase Agreement]